UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant    x        Filed by a Party other than the Registrant    ¨
Check the appropriate box:
¨    Preliminary Proxy Statement
¨    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
x    Definitive Proxy Statement
¨    Definitive Additional Materials
¨    Soliciting Material under §240.14a-12

MALIBU BOATS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
x    No fee required.
¨    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

MALIBU BOATS, INC.
5075 Kimberly Way
Loudon, Tennessee 37774

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 6, 2019
To the Stockholders of Malibu Boats, Inc.:
Notice is hereby given that the 2019 annual meeting of stockholders (the “Annual Meeting”) of Malibu Boats, Inc. (the “Company”) will be held at the offices of Pursuit Boats, 3901 St. Lucie Blvd, Fort Pierce, Florida 34946, Wednesday, November 6, 2019, at 11:00 a.m., Eastern time, for the following purposes:

(1)
To elect to the Board of Directors the three (3) nominees named in the attached Proxy Statement to serve until the Company’s 2022 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2020;

(3)	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers;

(4)	To approve, on a non-binding advisory basis, the frequency of future advisory votes on the Company’s named executive officer compensation; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record of the Company’s Class A common stock and Class B common stock as of the close of business on September 12, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.
You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Wayne R. Wilson
Chief Financial Officer and Secretary
Loudon, Tennessee
September 18, 2019

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET.
Use of the enclosed envelope requires no postage for mailing in the United States.

MALIBU BOATS, INC.
5075 Kimberly Way
Loudon, Tennessee 37774

PROXY STATEMENT

The Board of Directors of Malibu Boats, Inc. solicits your proxy for the 2019 annual meeting of stockholders (the “Annual Meeting”) to be held at 11:00 a.m., Eastern time, on Wednesday, November 6, 2019 at the offices of Pursuit Boats, 3901 St. Lucie Blvd, Fort Pierce, Florida 34946, and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which these proxy materials are first being sent or made available to our stockholders is September 18, 2019.

Unless otherwise expressly indicated or the context otherwise requires, in this Proxy Statement:

•
we use the terms “Malibu Boats,” the “Company,” “we,” “us,” “our” or similar references to refer (1) prior to the consummation of our initial public offering of Class A common stock (the “IPO”) to Malibu Boats Holdings, LLC (the “LLC”), and its consolidated subsidiaries and (2) after the IPO, to Malibu Boats, Inc. and its consolidated subsidiaries;

•	we refer to owners of membership interests in the LLC immediately prior to the consummation of the IPO, collectively, as our “pre-IPO owners”; and

•	we refer to owners of membership interests in the LLC, collectively, as our “LLC members”.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and our 2019 Annual Report on Form 10-K are available on the Internet at http:// www.astproxyportal.com/ast/18800/.

TABLE OF CONTENTS
Page

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What items will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•
the election to the Board of Directors of the three (3) nominees named in this Proxy Statement to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•	the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2020 (Proposal No. 2);

•	the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal No. 3); and

•	the approval, on a non-binding advisory basis, of the frequency of future advisory votes on our named executive officer compensation (Proposal No. 4).
We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.

Q:	How does the Board recommend I vote on these items?

A:	The Board of Directors recommends that you vote your shares:

•	FOR the election to the Board of Directors of each of the following three nominees: Michael K. Hooks, Jack D. Springer and John E. Stokely (Proposal No. 1);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2020 (Proposal No. 2);

•	FOR the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal No. 3); and

•	ONE YEAR with respect to the frequency of future advisory votes on our named executive officer compensation (Proposal No. 4).

Q:	Who is entitled to vote at the Annual Meeting?

A:
The record date for the Annual Meeting is September 12, 2019. Stockholders of record of Malibu Boats’ Class A common stock and Class B common stock as of the close of business on the record date are entitled to vote at the Annual Meeting.

Q:	What options are available to me to vote my shares?

A:
Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

(1)	If you received proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email; or

(2)
If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card (if you are a stockholder of record) or voting instruction form (if you hold your shares in street name), you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.
If you hold shares of Class A common stock and Class B common stock, you will receive two separate proxy cards or voting instruction forms with two separate control numbers, one each for Class A common stock and Class B common stock. You must follow the instructions on each separate proxy card or voting instruction form, one each for Class A common stock and Class B common stock, for all of your votes to be counted.
You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope. If you hold shares of Class A common stock and Class B common stock, you will receive two separate proxy cards, one each for Class A common stock and Class B common stock. You must submit both cards, one each for Class A common stock and Class B common stock, for all of your votes to be counted. For instance, if you only submit the proxy card for your shares of Class A common stock, but not the proxy card for your shares of Class B common stock, we will not include your votes for your Class B common stock.
You may vote in person at the meeting. All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:	What is the deadline for voting my shares?

A:
If you are a stockholder of record, your proxy must be received by the Internet by 11:59 p.m. Eastern time on November 5, 2019 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Malibu Boats before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•
properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet or mail will be counted); or

•	attending the Annual Meeting and voting in person.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

Q:	How many shares are eligible to vote at the Annual Meeting?

A:
If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the record date. If you are a holder of our Class B common stock, then you are entitled to the number of votes at our Annual Meeting that is equal to the number of membership units in Malibu Boats Holdings, LLC (the “LLC Units”) held by you, regardless of the number of shares of Class B common stock held by you. All matters presented to our stockholders at the Annual Meeting will be voted on by the holders of our Class A common stock and Class B common stock voting together as a single class.

As of September 12, 2019, we had 20,508,698 shares of Class A common stock outstanding that will carry 20,508,698 votes and 15 shares of Class B common stock outstanding that will carry an aggregate of 830,152 votes (i.e., a number of votes that is equal to the aggregate number of outstanding LLC Units, other than LLC Units held by Malibu Boats, Inc.).

Q:	How is a quorum determined?

A:
A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted a proxy or voting instructions by the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See
“—What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?” below.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instruction form I submit?

A:
If you are a stockholder of record and you properly submit a proxy but do not indicate your specific voting instructions on one or more of the items listed above in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters but not on non-routine matters. See “—What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?” below.

Q:	What is required to approve each proposal at the Annual Meeting and what effect do votes withheld, abstentions and broker non-votes have?

A:
Election of Directors (Proposal No. 1). Once a quorum has been established, the affirmative vote of a plurality of all the votes cast on the matter at the Annual Meeting in person or by proxy will be required for the election of each director nominee, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. Stockholders are not permitted to cumulate their shares for the purpose of electing directors. For purposes of Proposal No. 1 (election of directors), you may vote “FOR” any or all of the nominees or “WITHHOLD” your vote from any or all of the nominees. Shares voted WITHHOLD and broker non-votes will not be counted in determining the outcome of the director nominees’ election.

Other Items (Proposals No. 2, 3 and 4). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the item at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2020), Proposal No. 3 (approval, on a non-binding advisory basis, of our named executive officer compensation) and Proposal No. 4 (approval, on a non-binding advisory basis, of the frequency of future advisory votes on our named executive officer compensation) are advisory only and are not binding on us. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.
For purposes of Proposal No. 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2020) and Proposal No. 3 (approval, on a non-binding advisory basis, of our named executive officer compensation), you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of Proposal No. 4 (approval, on a non-binding advisory basis, of the frequency of future advisory votes on our named executive officer compensation) you may vote “ONE YEAR,” “TWO YEARS,” or “THREE YEARS” or “ABSTAIN.” If no frequency option receives the affirmative vote of a majority of all the votes cast on Proposal No. 4 at the Annual Meeting, our Board of Directors will consider the option receiving the highest number of votes as the preferred frequency option of our stockholders.
Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the vote for the election of directors, the ratification of the appointment of KPMG, the approval of named executive officer compensation or the approval of the frequency of future advisory votes on named executive officer compensation.
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending June 30, 2020 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on Proposals No. 1, 3 and 4 at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to Proposals No. 1, 3 and 4 and therefore will not be counted in determining the outcome of those items.

Q:	How will voting on any other business be conducted?

A:
Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?

A:
The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by Malibu Boats. We have retained D.F. King & Co., Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $5,500 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, certain officers, regular employees and directors of Malibu Boats, without receiving any additional compensation, may solicit proxies personally or by telephone. Malibu Boats will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our Class A common stock and Class B common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock and of LLC Units of our subsidiary, Malibu Boats Holdings, LLC, as of September 12, 2019 by (1) each person known to us to beneficially own more than 5% of any class of the outstanding voting securities of Malibu Boats, Inc., (2) each of our directors and named executive officers and (3) all of our current directors and executive officers as a group.
The number of shares of our Class A common stock and of LLC Units outstanding and the percentage of beneficial ownership is based on 20,508,698 shares of our Class A common stock and 21,338,850 LLC Units outstanding as of September 12, 2019. Each holder of LLC Units holds one share of our Class B common stock. Each share of Class B common stock entitles the holder to one vote for each LLC Unit held by such holder. Accordingly, the holders of LLC Units collectively have a number of votes in Malibu Boats, Inc. that is equal to the aggregate number of LLC Units that they hold. Beneficial ownership reflected in the table below includes the total shares or units held by the individual and his or her affiliates. Beneficial ownership is determined in accordance with the rules of the SEC.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

	Class A Common Stock Beneficially Owned (1)		LLC Units Beneficially Owned (1)		Class B Common Stock Beneficially Owned	Combined Voting Power (2)
Name of Beneficial Owner	Number	%	Number	%	Number	%

5% Stockholders
BlackRock, Inc. (3)	1,637,655	8.0	—	—	—	7.7
Macquarie Group Limited (4)	1,266,606	6.2	—		—	5.9
Lord, Abbett & Co. LLC (5)	1,242,146	6.1	—	—	—	5.8
Lazard Asset Management LLC (6)	1,143,933	5.6	—	—	—	5.4
Renaissance Technologies LLC (7)	1,079,101	5.3	—	—	—	5.1
The Vanguard Group (8)	1,031,198	5.0	—	—	—	4.8
Malibu Boats, Inc. (9)	—	—	20,508,698	96.1	—	—
Directors and Named Executive Officers
Jack D. Springer (10)	144,599	*	52,735	*	1	*
Wayne R. Wilson (11)	55,120	*	29,352	*	1	*
Ritchie L. Anderson (12)	49,058	*	9,912	*	1	*
Deborah S. Kent (13)	3,429	*	—	—	—	*
Michael K. Hooks (14)	37,256	*	25,000	*	1	*
James R. Buch (15)	20,999	*	—	—	—	*
Ivar S. Chhina (16)	20,999	*	—	—	—	*
Michael J. Connolly (17)	36,562	*	—	—	—	*
Mark W. Lanigan (18)	36,329	*	50,136	*	1	*
Joan M. Lewis	646	*	—	—	—	*
Peter E. Murphy (19)	23,999	*	—	—	—	*
William Paxson St. Clair, Jr. (20)	24,575	*	—	—	—	*
John E. Stokely (21)	20,999	*	—	—	—	*
Current Directors and Executive Officers as a group
(12 persons) (22)	449,995	2.2	167,135	*	5	2.9
___________

*	Less than 1.0%

(1)
Subject to the terms of the exchange agreement, the LLC Units are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Exchange Agreement.” Beneficial ownership of LLC Units reflected in these tables has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged.

(2)
Includes the voting power of each owner based on the voting power held through both the owners’ Class A common stock and Class B common stock (which Class B common stock reflects each owner’s holdings of LLC Units). Represents percentage of voting power of the Class A common stock and Class B common stock of Malibu Boats, Inc. voting together as a single class.

(3)
Based on a Schedule 13G/A filed on February 6, 2019 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, as of December 31, 2018, BlackRock has sole voting power over 1,565,994 shares and sole dispositive power over 1,637,655 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(4)
Based on a Schedule 13G/A filed on February 14, 2019 by Macquarie Group Limited on behalf of itself and Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Funds Management Hong Kong Limited. According to the Schedule 13G/A, as of December 31, 2018, Macquarie Investment Management Holdings Inc. has sole voting and dispositive power over 1,262,662 shares, Macquarie Investment Management Business Trust has sole voting and dispositive power over 1,262,662 shares and Macquarie Funds Management Hong Kong Limited has sole voting and dispositive power over 500 shares. Macquarie Group Limited and Macquarie Bank Limited are each deemed to beneficially own 1,266,606 shares due to their ownership of the entities above. The address of Macquarie Group Limited and Macquarie Bank Limited is 50 Martin Place, Sydney, New South Wales, Australia. The address of Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103. The address of Macquarie Funds Management Hong Kong Limited is Level 18, Once International Finance Centre, 1 Harbour View Street, Hong Kong.

(5)
Based on a Schedule 13G filed on February 14, 2019 by Lord, Abbett & Co. LLC (“Lord Abbett”). According to the Schedule 13G, as of December 31, 2018, Lord Abbett has sole voting power over 1,207,837 shares and sole dispositive power over 1,097,699 shares. The address of Lord Abbett is 90 Hudson Street, Jersey City, New Jersey 07302.

(6)
Based on a Schedule 13G/A filed on February 12, 2019 by Lazard Asset Management LLC (“Lazard”). According to the Schedule 13G/A, as of December 31, 2018, Lazard has sole voting power over 601,260 shares and sole dispositive power over 1,143,933 shares. The address of Lazard is 30 Rockefeller Plaza, New York, New York 10112.

(7)
Based on a Schedule 13G filed on February 12, 2019 by Renaissance Technologies LLC on behalf of itself and Renaissance Technologies Holdings Corporation. According to the Schedule 13G, as of December 31, 2018, Renaissance Technologies LLC has sole voting power over 1,000,701 shares, sole dispositive power over 1,003,115 shares and shared dispositive power over 75,986 shares. Renaissance Technologies Holdings Corporation has sole voting power over 1,000,701 shares, sole dispositive power over 1,003,115 shares and shared dispositive power over 75,986 shares. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, New York 10022.

(8)
Based on a Schedule 13G/A filed on February 11, 2019 by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, as of December 31, 2018, Vanguard has sole voting power over 40,241 shares, sole dispositive power over 990,957 shares and shared dispositive power over 40,241 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)	Represents the number of LLC Units held by Malibu Boats, Inc. Malibu Boats, Inc. does not hold any Class B common stock.

(10)
Includes (i) 22,671 shares of Class A common stock held directly by Mr. Springer, (ii) 10,124 shares of restricted stock vesting in two equal annual installments beginning on November 4, 2019, (iii) 5,650 shares of restricted stock vesting on November 6, 2019, (iv) 8,250 shares of restricted stock vesting in three equal annual installments beginning on November 6, 2019, (v) 12,000 shares of restricted stock vesting in four equal annual installments beginning on November 6, 2019, (vi) options to purchase 26,750 shares of Class A common stock that are fully vested, (vii) options to purchase 2,500 shares of Class A common stock vesting on November 6, 2019 and (viii) 19,562 shares of restricted stock that vest subject to the achievement of certain performance targets. Does not include (i) options to purchase 26,000 shares of Class A common stock vesting in two equal annual installments beginning on June 29, 2020, (ii) options to purchase 18,750 shares of Class A common stock vesting in three equal annual installments beginning on August 22, 2020, (iii) options to purchase 5,000 shares of Class A common stock vesting in two equal annual installments beginning on November 6, 2020 and (iv) options to purchase 5,000 shares of Class A common stock that vest subject to the achievement of certain performance targets. Includes 37,092 shares of Class A common stock and 52,735 LLC Units held directly by a limited liability company. Mr. Springer and his wife each own a 50% membership interest in, and Mr. Springer is the managing member of, the limited liability company.

(11)
Includes (i) 14,631 shares of Class A common stock held directly by Mr. Wilson, (ii) 3,500 shares of restricted stock vesting in two equal annual installments beginning on November 4, 2019, (iii) 4,125 shares of restricted stock vesting in three equal annual installments beginning on November 6, 2019, (iv) 6,000 shares of restricted stock vesting in four equal annual installments beginning on November 6, 2019, (v) options to purchase 13,375 shares of Class A common stock that are fully vested, (vi) options to purchase 1,250 shares of Class A common stock vesting on November 6, 2019, (vii) 10,500 shares of restricted stock that vest subject to the achievement of certain performance targets and (viii) 1,739 restricted stock units vesting on November 6, 2019. Does not include (i) options to purchase 13,000 shares of Class A common stock vesting in two equal annual installments beginning on June 29, 2020, (ii) options to purchase 9,375 shares of Class A common stock vesting in three equal annual installments beginning on August 22, 2020, (iii) options to purchase 2,500 shares of Class A common stock vesting in two equal annual installments beginning on November 6, 2020 and (iv) options to purchase 2,500 shares of Class A common stock that vest subject to the achievement of certain performance targets. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock. Includes 29,352 LLC Units held directly by Mr. Wilson.

(12)
Includes (i) 12,005 shares of Class A common stock held directly by Mr. Anderson, (ii) 2,500 shares of restricted stock vesting in two equal annual installments beginning on November 4, 2019, (iii) 4,125 shares of restricted stock vesting in three equal annual installments beginning on November 6, 2019, (iv) 6,000 shares of restricted stock vesting in four equal annual installments beginning on November 6, 2019, (v) options to purchase 10,875 shares of Class A common stock that are fully vested, (vi) options to purchase 1,250 shares of Class A common stock vesting on November 6, 2019, (vii) 11,000 shares of restricted stock that vest subject to the achievement of certain performance targets and (viii) 1,303 restricted stock units vesting on November 6, 2019. Does not include (i) options to purchase 13,000 shares of Class A common stock vesting in two equal annual installments beginning on June 29, 2020, (ii) options to purchase 9,375 shares of Class A common stock vesting in three equal annual installments beginning on August 22, 2020, (iii) options to purchase 2,500 shares of Class A common stock vesting in two equal annual installments beginning on November 6, 2020 and (iv) options to purchase 2,500 shares of Class A common stock that vest subject to the achievement of certain performance targets. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock. Includes 9,912 LLC Units held directly by Mr. Anderson.

(13)
Includes (i) 2,003 shares of Class A common stock held directly by Ms. Kent, (ii) 725 restricted stock units vesting on November 4, 2019, (iii) 369 restricted stock units vesting on November 6, 2019 and (iv) 332 restricted stock units vesting on November 6, 2019. Does not include (i) 725 restricted stock units vesting on November 4, 2020, (ii) 737 restricted stock units vesting in two substantially equal annual installments beginning on November 6, 2020 and (iii) 993 restricted stock units vesting in three substantially equal annual installments beginning on November 6, 2020. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock.

(14)
Includes 37,256 stock units and 25,000 LLC Units held directly by Mr. Hooks. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Hooks’ separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(15)
Includes 20,999 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Buch’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(16)
Includes 20,999 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Chhina’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(17)
Includes 36,562 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Connolly’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(18)
Includes 36,329 stock units and 50,136 LLC Units held directly by Mr. Lanigan. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Lanigan’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(19)
Includes 3,000 shares of Class A common stock and 20,999 stock units held directly by Mr. Murphy. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Murphy’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(20)
Includes (i) 24,262 shares of Class A common stock held directly by Mr. St. Clair and (ii) 313 restricted stock units vesting on November 6, 2019. Does not include 937 restricted stock units vesting in three substantially equal annual installments beginning on November 6, 2020. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock. Mr. St. Clair resigned as President of Cobalt Boats, LLC and as a director effective as of July 6, 2019 and transitioned to the role of Corporation Liaison - Sales and External Relationships for Cobalt Boats.

(21)
Includes 20,999 stock units. The stock units are fully vested and payable in an equivalent number of shares of our Class A common stock upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of Mr. Stokely’s separation from service (as defined in our director compensation policy) or (B) the occurrence of a change in control under our Long-Term Incentive Plan.

(22)
Includes 62,274 shares of restricted stock with time-based vesting requirements and 41,062 shares of restricted stock that vest subject to the achievement of certain performance targets. Also includes (i) 92,048 shares of Class A common stock, (ii) 194,143 vested stock units, (iii) 725 restricted stock units vesting on

November 4, 2019, (iv) 3,743 restricted stock units vesting on November 6, 2019, (v) vested options to purchase 51,000 shares of Class A Common Stock and (vi) options to purchase 5,000 shares of Class A common stock vesting on November 6, 2019. Does not include (i) 725 restricted stock units vesting on November 4, 2020, (ii) 737 restricted stock units vesting in two substantially equal annual installments beginning on November 6, 2020, (iii) 993 restricted stock units vesting in three substantially equal annual installments beginning on November 6, 2020, (iv) options to purchase 52,000 shares of Class A common stock vesting in two equal annual installments beginning on June 29, 2020, (v) options to purchase 37,500 shares of Class A common stock vesting in three equal annual installments beginning on August 22, 2020, (vi) options to purchase 10,000 shares of Class A common stock vesting in two equal annual installments beginning on November 6, 2020 and (vii) options to purchase 10,000 shares of Class A common stock that vest subject to the achievement of certain performance targets. The restricted stock units represent the contingent right to receive an equivalent number of shares of our Class A common stock.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors of the Company
Our Board of Directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are currently divided among the three classes as follows:

•	The Class I directors are Messrs. Chhina, Connolly and Lanigan, and their terms will expire at the annual meeting of stockholders to be held in 2020;

•	The Class II directors are Mr. Buch, Mr. Murphy and Ms. Lewis, and their terms will expire at the annual meeting of stockholders to be held in 2021; and;

•	The Class III directors are Messrs. Hooks, Springer, and Stokely, and their terms will expire at the Annual Meeting.
The following sets forth certain information about our directors as of September 12, 2019:

Name	Age	Principal Position
Jack D. Springer	58	Chief Executive Officer and Director
Michael K. Hooks	57	Chairman of the Board and Director
James R. Buch	65	Director
Ivar S. Chhina	56	Director
Michael J. Connolly	53	Director
Mark W. Lanigan	59	Director
Joan M. Lewis	53	Director
Peter E. Murphy	56	Director
John E. Stokely	66	Director
Jack D. Springer, Chief Executive Officer and Director. Mr. Springer was our interim Chief Executive Officer beginning in May 2009 and became our Chief Executive Officer in February 2010. Mr. Springer has been a director of the LLC since May 2009 and he became a member of our Board of Directors in 2014 in connection with the IPO. From June 2003 to February 2010, Mr. Springer was a partner and managing director with Qorval, LLC, a private consultancy that provides strategic leadership and executive management across various industries. As a result of his role with Qorval, Mr. Springer has served as Chief Executive Officer at Diamondback Tactical LLP, a manufacturer of tactical armor systems for federal, state and local law enforcement agencies and defense contractors, as Chief Restructuring Officer of American Plastics, Inc., a thermoform plastics manufacturer for the restaurant and hospitality industry and as interim Chief Executive Officer of Allen White Inc., a furniture manufacturer and wholesaler. While at Qorval, Mr. Springer was also Chief Integration Officer at Nautic Global Group from 2004 to 2007, during which time he was responsible for the integration of two boat manufacturers. Mr. Springer received a B.A. in Accountancy from the University of Texas of the Permian Basin. Based on his perspective and experience as our Chief Executive Officer, as well as his depth of experience in the boat manufacturing industry and as a chief executive, we believe that Mr. Springer is qualified to serve on our Board of Directors.
Michael K. Hooks, Chairman of the Board and Director. Mr. Hooks has been a director of the LLC since 2006 and he became a member of our Board of Directors in 2014 in connection with the IPO. He is a co-founder and has been managing partner of Westhook Capital LLC since 2017, and he is a co-founder and has been a managing director of Black Canyon Capital LLC since 2004. Previously, Mr. Hooks was a co-head of the Los Angeles office of Credit Suisse First Boston and a managing director in the Los Angeles office of Donaldson, Lufkin & Jenrette. He also serves on the board of directors of Metco Landscape Holdings, LLC, a private company. He previously served on the boards of directors of JDC Healthcare Management, Saunders & Associates, TASI Holdings, Virgin America, Logan’s Roadhouse and Switchcraft, as well as the Supervisory Board of Pfeiffer Vacuum Technology, at the time a public company listed on the New York Stock Exchange. Mr. Hooks received a degree in Economics from Princeton University and an M.B.A. with distinction from the Wharton School of Business. Based on his extensive experience as an investment banker advising companies on their financing and strategic alternatives, his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, and his deep knowledge of Malibu Boats given his thirteen-year tenure as a board member of the LLC, we believe Mr. Hooks is qualified to serve on our Board of Directors.
James R. Buch, Director. Mr. Buch became a member of our Board of Directors in 2014 in connection with the IPO. Since May 2017, Mr. Buch has held the position of chief executive officer of UMA Enterprises, Inc., which is a private company and one of the largest distributors of home decor products in North America. From 2012 to 2016, he served as president and chief executive officer of Lynx Grills, a manufacturer of grills and outdoor kitchen products for residential consumers. In 2011 and 2012, Mr. Buch was interim president and chief executive officer of Sunbrite TV, a manufacturer of high-definition televisions, and he was a consultant and operating advisor to various private equity and investment firms from 2008 to 2010, assisting businesses on multiple fronts, including growth strategies, restructuring and business model assessment. Mr. Buch has also served and continues to serve on board and advisory councils for a number of private and nonprofit organizations. He received a bachelor’s degree and an M.B.A. from California State University-Fullerton. Based on his extensive leadership and advisory experience with manufacturers of consumer products, we believe Mr. Buch is qualified to serve on our Board.
Ivar S. Chhina, Director. Mr. Chhina became a member of our Board of Directors in 2014 in connection with the IPO. Now retired, from 2009 to 2011, he served as the chief financial officer and executive vice president for Recreational Equipment, Inc. (REI), a national retailer of recreational equipment and apparel, and previously served on its board from 2006 to 2009, where he was chair of its audit and finance committee as well as board vice chair. From 2001 to 2007, Mr. Chhina was chairman and chief executive officer, and previously chief operating officer and chief restructuring officer of Interdent, Inc., a health care services company. From 1991 to 2001, Mr. Chhina held senior executive, finance and operational roles with several portfolio companies of Mehta & Company, a private equity firm for which he was an operating partner and is currently a venture partner. Mr. Chhina also serves on the board of Northwestern Management Services LLC, PPV Holding Company LLC, Troy Lee Designs Inc., Lone Peak Holdings, LLC, and Dimensional Dental Management, LLC, all of which are private companies. Previously, he held executive positions and/or directorships with several companies, including as interim chief executive officer, and later as a director/advisor to the managing member of JDC Management LLC, on the board of directors of Stat Health Holding, LLC, and DDP DMO Superholdings LLC, and has served on and chaired boards and committees of charitable and educational entities, including most recently as a board director and member of the audit and finance committee of the Pacific Science Center, as a director and past chair of the finance committee of the Washington chapter of The Nature Conservancy, and as a director, past board chair and finance chair of Fort Mason Center. Mr. Chhina received an M.A. in international policy studies from the Middlebury College Monterey Institute and a dual B.A. in economics and political science from the University of Nevada-Reno. We believe Mr. Chhina is qualified to serve on our Board of Directors based on his financial expertise, knowledge of the recreational products industry and extensive experience advising, operating and directing businesses across multiple industries.
Michael J. Connolly, Director. Mr. Connolly became a member of our Board of Directors in 2014 in connection with the IPO. He is a founding partner of Breakaway Capital Management, LLC, a private investment fund manager which provides debt and structured equity capital to lower middle market companies. In addition, Mr. Connolly is chief executive officer and sole director of Motorini, Inc., which operates a motorcycle dealership and service provider. From 2007 to 2013, he was a partner with Leonard Green & Partners, LP., a private equity firm. Previously, Mr. Connolly was an investment banker at UBS Securities, LLC, where he served as managing director and co-head of UBS’s Los Angeles investment banking office, and a senior vice president at Donaldson, Lufkin & Jenrette. From 2010 through May 2017, he was on the board of Cascade Bancorp (Nasdaq: CACB), where he was the chairman of the board loan committee and member of the compensation and audit committees. From 2011 through 2016, he was on the board of FP Holdings, LP, a private company and the parent company of the Palms Casino Resort. He is a member of the emeritus board of the Los Angeles Regional Food Bank. He received a bachelor’s degree from the University of California-Berkeley. Based on his extensive experience as an investment banker advising companies on their strategic alternatives and his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, we believe Mr. Connolly is qualified to serve on our Board of Directors.
Mark W. Lanigan, Director. Mr. Lanigan has been a director of the LLC since 2006 and he became a member of our Board of Directors in 2014 in connection with the IPO. He was a co-founder and has been a managing director of Black Canyon Capital LLC since 2004. Mr. Lanigan has also been a consultant with Tailwind Capital, a private equity firm, since 2015. Mr. Lanigan was formerly a co-head of the Los Angeles office and a member of the Investment Banking Executive Board of Credit Suisse First Boston and head of the Los Angeles office of Donaldson, Lufkin & Jenrette. He also serves on the boards of directors of LRW Holdings, LLC, Lone Peak Holdings, LLC and Benevis Holdings, LLC, which are all private companies, and he previously served on the boards of directors of Abode Healthcare, Inc., JDC Healthcare Management, Virgin America, Archway Marketing Services, TASI Holdings, Inc. and Saunders & Associates. Mr. Lanigan graduated summa cum laude, Phi Beta Kappa with a degree in Economics from Colgate University and received a J.D. degree from Harvard Law School and an M.B.A. from Harvard Business School. We believe Mr. Lanigan is qualified to serve on our Board of Directors based on his extensive experience as an investment banker advising companies on their financing and strategic alternatives, his experience as a private equity manager working with companies and their management teams to grow and improve their businesses, and his deep knowledge of Malibu Boats given his thirteen-year tenure as a board member of the LLC.
Joan M. Lewis, Director. Ms. Lewis became a member of our Board of Directors in July 2019. Ms. Lewis serves on the boards of several private companies and is an independent consultant to product/service companies and fast-growing technology start-ups. Previously, she was Senior Vice President and Officer, Consumer & Market Knowledge of The Procter & Gamble Company, a consumer packaged goods company, from 2008 through December, 2014. Prior to that, she held a number of other leadership positions with Procter & Gamble Consumer & Market Knowledge, including Vice President, Global Operations and Director, North America. Ms. Lewis previously served as Board Chair of comScore, Inc. in 2016 and as a member of the Audit Committee and Chair of the Technology and Innovation Committee of comScore, Inc. from 2015 to 2016. Ms. Lewis has also previously served on the Singapore Industry Advisory Board for Consumer Insights, the Advertising Research Foundation Board of Directors, and the Business Advisory Council for the Farmer School of Business at Miami University. She holds a B.S. from Miami University. We believe Ms. Lewis is qualified to serve on our Board of Directors based on her experience working as a consultant to product/service companies, her background in consumer and market knowledge, her history as an executive at a global company and her prior service as a director of a public company.
Peter E. Murphy, Director. Mr. Murphy became a member of our Board of Directors in 2014 in connection with the IPO. He is the founder and chief executive officer of Wentworth Capital Management, a private investment and venture capital firm focused on media, technology and branded consumer businesses. From 2009 to 2011, he served as president of strategy & development of Caesars Entertainment, where he was responsible for corporate strategy and growth, mergers and acquisitions, corporate development and real estate development around the world. From 2007 to 2008, Mr. Murphy served as an operating partner at Apollo Global Management and, prior to that, he spent 18 years in senior executive roles with The Walt Disney Company, including chief strategic officer of Disney and chief financial officer of ABC, Inc. Mr. Murphy is currently a board member and chairman of the audit committee of Tribune Media (NYSE: TRCO), and a board advisor to DECA TV. He has previously served as chairman of the board of Revel Entertainment and on the boards of The Stars Group, Inc., Dial Global and Fisher Communications. Mr. Murphy received an M.B.A. from the Wharton School of Business and a bachelor’s degree, magna cum laude and Phi Beta Kappa, from Dartmouth College. We believe Mr. Murphy is qualified to serve on our Board because of his long history as an executive and director of national and international companies and experience facilitating international growth and strategy.
John E. Stokely, Director. Mr. Stokely became a member of our Board of Directors in 2014 in connection with the IPO. He has been the lead independent director of Pool Corporation (Nasdaq: POOL) since 2000 and has been its chairman of the board since May 2017. Mr. Stokely is also a member of the audit committee and chair of the governance committee of Pool Corporation. In addition, Mr. Stokely was president, chief executive officer and chair of the board of Richfood Holdings, Inc., a food retailer and wholesale grocery distributor, and he served as president of JES, Inc., an investment and consulting firm. Previously, he also served on the boards and committees of a number of other publicly traded companies, including ACI Worldwide, Inc., AMF Bowling, Imperial Sugar Company (which was previously a publicly traded company), O’Charley’s Inc., Performance Food Group and Nash-Finch Company. Mr. Stokely received a bachelor’s degree from the University of Tennessee. We believe Mr. Stokely is qualified to serve on our Board because of his extensive experience as a director of publicly-traded companies engaged in a variety of industries, strategic insights, distribution experience and senior leadership experience.
Executive Officers of the Company
The following sets forth certain information about our executive officers as of September 12, 2019:

Name	Age	Principal Position
Jack D. Springer	58	Chief Executive Officer and Director
Wayne R. Wilson	39	Chief Financial Officer
Ritchie L. Anderson	54	Chief Operating Officer
Deborah S. Kent	55	Vice President of Human Resources
Please see “—Directors of the Company” above for the biographical information for Jack D. Springer. The biographical information for our other executive officers is set forth below.
Wayne R. Wilson, Chief Financial Officer. Mr. Wilson has served as our Chief Financial Officer since November 2009. From September 2008 to November 2009, Mr. Wilson served on the LLC’s executive board. Prior to joining Malibu Boats, Mr. Wilson was a vice president of Black Canyon Capital LLC where he was employed since its founding in 2004. While at Black Canyon Capital, he was responsible for due diligence and execution of numerous acquisitions and financings. Prior to joining Black Canyon Capital, Mr. Wilson was an investment banker at Credit Suisse First Boston, where he gained experience advising and financing companies across a range of industries. Mr. Wilson received a B.A. in Business Economics from the University of California, Los Angeles.
Ritchie L. Anderson, Chief Operating Officer. Mr. Anderson has served as our Chief Operating Officer since September 2013 and joined Malibu Boats in July 2011 as our Vice President of Operations. Prior to joining Malibu Boats, Mr. Anderson was Vice President of Operations at MasterCraft Boat Company, where he spent 28 years in production management. While at MasterCraft, he held various roles in operations that included management responsibility for manufacturing, supply chain, quality, customer service, environmental and safety. Mr. Anderson has over 30 years of experience in the boat manufacturing industry.
Deborah S. Kent, Vice President of Human Resources. Ms. Kent has served as our Vice President of Human Resources since September 2013 after joining Malibu Boats in January 2011 as our Director of Human Resources. Prior to that, Ms. Kent was Vice President of Human Resources at IdleAire, Inc., a company that provides in-cab services to truckers through centralized systems at truck stops around the United States, where she began serving as the Director of Employment and Employee Relations in 2004. Ms. Kent received a B.S. in Education from East Central University and a M.S. in Adult Education from the University of Central Oklahoma.
There are no family relationships between or among any of our executive officers or directors.
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of reports filed electronically with the SEC during the fiscal year ended June 30, 2019, including any amendments thereto, and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during the fiscal year ended June 30, 2019 were timely filed.

CORPORATE GOVERNANCE
Corporate Governance Principles
The Board of Directors has adopted Corporate Governance Principles, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Principles direct our Board’s actions with respect to, among other things, our Board composition and director qualifications, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Principles is posted in the Investors — Corporate Governance section of our website at www.malibuboats.com.
Director Independence
Under the listing requirements and rules of the Nasdaq Stock Market, LLC (“Nasdaq”), independent directors must compose a majority of our Board of Directors. Audit Committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Applicable Nasdaq rules also require that each member of our Compensation Committee must be independent within the meaning of applicable Nasdaq rules. Applicable Nasdaq rules also require that director nominees must be selected, or recommended for selection by our Board of Directors, either by (1) a nominating committee comprised solely of independent directors or (2) independent directors constituting a majority of our independent directors in a vote in which only independent directors participate.
The Board of Directors has reviewed the independence of our directors, based on the corporate governance standards of Nasdaq. Based on this review, the Board of Directors determined that each of Messrs. Buch, Chhina, Connolly, Hooks, Lanigan, Murphy and Stokely and Ms. Lewis is an “independent director” under the applicable Nasdaq rules (the “Independent Directors”). The Board of Directors had also determined that Mr. Estes who resigned from our Board of Directors effective November 2, 2018 was an “independent director” under the applicable Nasdaq rules. In making this determination, our Board of Directors considered the relationships that each of these non-employee directors has with Malibu Boats and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. As required under applicable Nasdaq rules, our Independent Directors will meet in regularly scheduled executive sessions at which only Independent Directors are present.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee that have the composition and responsibilities described below. Current copies of the charters for each of these committees are posted in the Investors — Corporate Governance section of our website at www.malibuboats.com. Our Board of Directors may establish additional committees from time to time, in accordance with our Bylaws.
Audit Committee
Our Audit Committee is currently comprised of Messrs. Chhina (chair), Buch and Stokely. Our Audit Committee oversees our corporate accounting and financial reporting process. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the Nasdaq rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 of the Exchange Act, and satisfies the additional financial literacy requirements of the Nasdaq rules. The Board of Directors has designated one member of the Audit Committee, Mr. Chhina as an “audit committee financial expert” as defined by SEC rules. Among other matters, the Audit Committee:

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the Audit Committee charter and the committee’s performance.
The Audit Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.
Compensation Committee
Our Compensation Committee is currently comprised of Messrs. Murphy (chair), Connolly and Lanigan, and Ms. Lewis. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under the Nasdaq rules. In making the determination regarding the independence of each member of the Compensation Committee, the Board of Directors considered whether the director has a relationship with Malibu Boats that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee. Our Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executive officers, including salaries, bonuses, perquisites and awards of equity-based compensation, approves all employment, severance and similar agreements for executive officers, makes recommendations to the Board of Directors with respect to our stock-based benefit plans, administers our stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and either approves or makes recommendations to the independent members of the Board of Directors regarding compensation of these officers based on such evaluations. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors that satisfies the applicable standards of Nasdaq.
Our Compensation Committee (or the independent members of the Board of Directors based on the recommendation of the Compensation Committee) is responsible for making the final decisions on compensation for our Chief Executive Officer and other executive officers. However, the Compensation Committee takes into account recommendations of our Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, our executive officers do not have any role in determining the form or amount of compensation paid to our executive officers. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, and may also delegate the authority to make compensation decisions (including the ability to grant stock awards) with respect to non-executive employees of the Company to the Chief Executive Officer. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee or the Chief Executive Officer.
Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation for our executive officers and other employees. As further described under “Executive Compensation - Compensation Discussion and Analysis” below, during fiscal year 2019, the Compensation Committee retained Exequity LLP (“Exequity”) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive compensation programs and the amounts payable thereunder. During fiscal year 2019, the Compensation Committee engaged Exequity to help the Compensation Committee construct a representative group of peer companies, and also to perform an independent review of our executive compensation programs to provide a competitive reference on pay levels for our executives relative to our newly constructed peer group of companies. This independent review by Exequity was considered by the Compensation Committee when establishing the amounts of compensation paid to our executive officers during fiscal year 2019. The Compensation Committee is directly responsible for the appointment, compensation and oversight of Exequity’s work, and pursuant to Securities and Exchange Commission rules, does not believe Exequity’s work has raised any conflict of interest. Exequity reports only to the Compensation Committee and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by the Compensation Committee.
Nominating and Governance Committee
Our Nominating and Governance Committee is currently comprised of Messrs. Connolly (chair), Buch, Chhina, Hooks, Lanigan, Murphy and Stokely, and Ms. Lewis. The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under the Nasdaq rules. Among other matters, the Nominating and Governance Committee:

•	assists our Board of Directors in identifying prospective director nominees and recommends nominees for each annual meeting of stockholders to our Board of Directors;

•	recommends members for each committee of our Board of Directors;

•	oversees the evaluation of our Board of Directors and its committees; and

•	reviews developments in corporate governance matters and develops appropriate recommendations for the Board of Directors.
The Nominating and Governance Committee operates under a written charter adopted by the Board that satisfies the applicable standards of Nasdaq.
Meetings and Attendance
During the fiscal year ended June 30, 2019, there were five meetings of the Board of Directors, six meetings of the Audit Committee, two meetings of the Compensation Committee and two meetings of the Nominating and Governance Committee. Each of our directors who served on our Board of Directors during the fiscal year ended June 30, 2019 attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which the director served during fiscal year 2019. In addition, the Independent Directors meet regularly in executive session without the presence of management.
Our Board of Directors expects each director to attend the annual meeting of stockholders. All directors who were then serving on our Board of Directors attended our annual meeting of stockholders during the fiscal year ended June 30, 2019.
Annual Board Evaluation
Pursuant to our Corporate Governance Principles, the Nominating and Governance Committee shall lead an annual evaluation of the Board, and each committee shall lead an annual self-evaluation. The evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the relevant directors stand for re-nomination.
In fiscal year 2019, the Board completed an evaluation process focusing on the experience, qualifications, attributes and skills of each individual director, the effectiveness of the performance of the Board as a whole and each of the Board’s committees.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having a non-employee director serve as Chairman is in the best interests of the Company’s stockholders at this time. This structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations. The Company also believes that having a non-employee director serve as Chairman of the Board ensures a greater role for the non-employee directors in the oversight of the Company and active participation of the non-employee directors in setting agendas and establishing Board priorities and procedures.
Risk Oversight
One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing Malibu Boats, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board of Directors or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to Malibu Boats relating to such matters. Also, at least annually the Board of Directors receives an update relating to cybersecurity risks that Malibu Boats faces and the steps that management has taken in order to address these risks.
The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•
The Audit Committee is responsible for discussing Malibu Boats’ overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as Malibu Boats’ plans to monitor and control any financial risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls.

•	The Compensation Committee oversees Malibu Boats’ incentive compensation arrangements to confirm that incentive pay arrangements do not encourage unnecessary risk-taking.

•	The Nominating and Governance Committee reviews the leadership structure of the Board of Directors and evaluates the effect of such leadership structure in risk oversight of the Company.
At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held. Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.
Policy on Hedging and Pledging
We recognize that hedging against losses in Company stock is not appropriate or acceptable trading activity for individuals employed by or serving the Company. We have incorporated prohibitions on various hedging activities within our stock trading guidelines, which guidelines apply to directors, officers and employees. The guidelines prohibit:

•	all short sales of the Company’s securities and any transactions in puts, calls or other derivative securities, on an exchange or in any other organized markets;

•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities; and

•
holding the Company’s securities in a margin account or pledging securities of the Company as collateral for a loan, subject to a limited exception where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates in the sole discretion of our Chief Financial Officer that such person has the financial capacity to repay the loan without resort to the pledged securities.

Director Nomination Process
Identifying and Evaluating Director Nominee Candidates
A class of directors is elected each year by the Company’s stockholders at the annual meeting of the stockholders. The Nominating and Governance Committee will review the qualifications of prospective candidates to determine whether they will make good candidates for membership on the Board. As set forth in the Corporate Governance Principles, in considering candidates for membership on the Board, the Nominating and Governance Committee will consider the prospective candidate’s character, judgment, experience, expertise, age, diversity, independence under applicable law and freedom from other conflicts, as well as other factors that the Nominating and Governance Committee may deem relevant in light of the needs of the Board and the Company and that are in the best interests of the Company. Such factors include relevant experience, the ability to dedicate sufficient time, energy and attention to performance of Board duties, financial expertise, experience with a company in the powerboat or recreational products industry and whether the prospective candidate is a director-selected prospective candidate or a stockholder-recommended prospective candidate. In addition, the Nominating and Governance Committee will consider the diversity of a prospective candidate while identifying nominees for director. The Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experiences. Upon the recommendation of the Nominating and Governance Committee, the Board appointed Ms. Joan M. Lewis to the Board on July 16, 2019. The Nominating and Governance Committee did not pay any fee to a third-party search firm in connection with the identification of Ms. Lewis as a potential candidate for election to the Board.
Stockholder Recommendations
The Nominating and Governance Committee will consider written nominations from stockholders of the Company for director nominees. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources although as described above, one of the factors that the Nominating and Governance Committee considers is the source of the recommendation. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, together with the following information: (i) all information relating to such proposed candidate that would be required to be disclosed in a proxy statement; (ii) a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years,and any other material relationships, between or among such stockholder and the proposed nominee; (iii) a completed and signed questionnaire regarding the background and qualifications of the proposed candidate to serve as a director; and (iv) all information about the stockholder and the candidate that would be required pursuant to Article 2, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors. The Nominating and Governance Committee may request additional information concerning the director candidate to determine the eligibility or qualifications of the director candidate to serve as a member of our Board of Directors.
Code of Business Conduct and Code of Ethics
Our Board of Directors has adopted a Code of Business Conduct applicable to our employees, directors and officers and a Code of Ethics. The Code of Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The codes are available on our website at www.malibuboats.com. To the extent required by rules adopted by the SEC or Nasdaq, we intend to promptly disclose future amendments to certain provisions of the codes, or waivers of such provisions granted to executive officers and directors on our website at www.malibuboats.com.

Stockholder Communications with the Board
Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, by writing to: Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, Attention: Chief Financial Officer. Stockholders should indicate prominently on the outside of any envelope that the communication is intended for (i) the Board, (ii) the Chair of the Board, (iii) a specific committee of the Board, (iv) the non- management directors or (v) any other director or subset of directors of the Board. The Chief Financial Officer will review all correspondence submitted and regularly forward, to the appropriate director or directors, copies of all communications, that in the opinion of the Chief Financial Officer, deal with the functions of or otherwise require the attention of individual directors, the Board or committees or subsets thereof. Unless, in the opinion of the Chief Financial Officer, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chair of the Board, the Chair of the appropriate committee or the director who presides during non-management executive sessions.

DIRECTOR COMPENSATION
Director Compensation
The following table sets forth certain information concerning the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the fiscal year ended June 30, 2019. Joan M. Lewis was appointed to our Board of Directors on July 16, 2019 and is therefore not included in the following table. The compensation paid to Mr. Springer, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below. Mr. Springer is not entitled to receive additional compensation for his service as a director. Mr. St. Clair was a director until he resigned as President of Cobalt Boats, LLC and as a director on July 6, 2019 and transitioned to the role of Corporation Liaison - Sales and External Relationships for Cobalt Boats, LLC. Mr. St. Clair is also presented in the Summary Compensation Table and the related tables included below. Mr. St. Clair did not receive any additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($)(b)(1)		Stock Awards ($)(c)(2)(3)	Total ($)(h)
Michael K. Hooks	85,000	(4)	74,988	159,988
James R. Buch	65,000		74,988	139,988
Ivar S. Chhina	80,000		74,988	154,988
Michael J. Connolly	70,000	(4)	74,988	144,988
Phillip S. Estes (5)	22,260	(4)	—	22,260
Mark W. Lanigan	65,000	(4)	74,988	139,988
Peter E. Murphy	80,000		74,988	154,988
John E. Stokely	65,000		74,988	139,988

(1)	Amounts reported reflect the cash retainers paid to each Non-Employee Director for fiscal year 2019, except as noted in footnote (4).
(2)
Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors on November 2, 2018. The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the $42.39 closing price of a share of our Class A common stock on grant date.

(3)	As of June 30, 2019, no Non-Employee Director held any unvested stock units or unvested shares of Class A common stock.
(4)
Messrs. Hooks, Connolly, Estes and Lanigan each elected to receive all of their annual retainers and any additional retainers in the form of stock units (or for Mr. Estes, shares of Class A common stock) instead of cash. Accordingly, Messrs. Hooks, Connolly and Lanigan each received 2,080, 1,714 and 1,590 fully vested stock units for service rendered during fiscal 2019. Stock units are contractual rights to receive shares of Class A common stock in the future, but are not actual shares of Class A common stock. Mr. Estes received 467 fully vested shares of Class A common stock for service rendered during fiscal 2019 prior to his resignation effective November 2, 2018. However, the retainers that each of these Non-Employee Directors elected to receive in units or shares are reported as though they had been paid in cash and not converted to units or shares.

(5)	Mr. Estes resigned from our Board of Directors effective November 2, 2018.
Our current Directors’ Compensation Policy was adopted effective November 2, 2017 and applies to the Non- Employee Directors. Under our Directors’ Compensation Policy, each Non-Employee Director is entitled to receive an annual retainer of $65,000, payable in four equal quarterly installments. Any Non-Employee Director serving as the Chairperson of the Board of Directors is entitled to receive an additional $20,000 annual retainer, payable in four equal quarterly installments. Any Non-Employee Director serving as chair of our Compensation Committee or Audit Committee is entitled to receive an additional $15,000 annual retainer, while any Non-Employee Director serving as chair of our Nominating and Governance Committee is entitled to receive an additional $5,000 annual retainer, each payable in four equal quarterly installments. The annual retainer and any additional retainers are each pro-rated for partial years of service. The Non-Employee Directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units or shares of Class A common stock in lieu of cash, which shares or units would be issued as of the last day of the quarter in which the retainers relate and the shares or units would be valued as of the award date.
On the date of each annual meeting, each Non-Employee Director then in office will be entitled to receive a fully vested annual equity award consisting of either stock units or shares of Class A common stock. The annual equity award will be valued at $75,000, and will be converted into shares or units based on the price of a share of Class A common stock on the grant date. Any Non-Employee Director who joins the Board of Directors after the date of an annual meeting will be entitled to a pro-rata annual equity award upon joining the board.
For any Non-Employee Director who elects to receive stock units, the stock units will not be payable in shares of Class A common stock until the earlier of a change in control for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the Non-Employee Director’s separation from service from the Board of Directors. All stock units are entitled to receive dividend equivalent payments, which are reinvested into additional stock units.
Each of our Non-Employee Directors is provided the opportunity to use one of our performance sports boats during his or her term of service as a director. We believe permitting our Non-Employee Directors to use one of our sports boats encourages the directors to familiarize themselves with our products and to better understand the consumer experience. Directors are provided with use of the boat at no charge, but are responsible for paying all insurance, maintenance, gas and other fees, costs and charges (other than registration or use fees and taxes) related to their operation of the boat. At the end of each director’s term of service, the director has the option of either returning the boat to us or purchasing the boat at a purchase price equal to 75% of the dealer invoice price.
Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis contains information regarding the Company’s fiscal 2019 compensation programs, policies and objectives and the compensation awarded to, earned by or paid to our Named Executive Officers during fiscal 2019. Our Named Executive Officers for fiscal 2019 are:

Name	Position
Jack D. Springer	Chief Executive Officer
Wayne R. Wilson	Chief Financial Officer
Ritchie L. Anderson	Chief Operating Officer
Deborah S. Kent	Vice President of Human Resources
William Paxson St. Clair, Jr.	Former President of Cobalt Boats
We believe fiscal 2019 was a strong financial year for Malibu Boats. We delivered record-breaking operational and financial performance in part driven by the strength of our brands and our commitment to operational excellence. Selected financial highlights for fiscal 2019 include:

–
Net sales increased 38% to $684.0 million compared to fiscal 2018

–
Unit volume increased 17% to 7,362 boats compared to fiscal 2018

–
Net sales per unit increased 18% to $92,912 per unit compared to fiscal 2018

–
Gross profit increased 38% to $166.3 million compared to fiscal 2018

–
Net income increased 125% to $69.7 million, or $3.17 per share, compared to fiscal 2018

–
Adjusted EBITDA increased 36% to $125.9 million compared to fiscal 2018

During fiscal 2019, our Named Executive Officers led the completion of our acquisition and integration of Pursuit Boats. The acquisition of Pursuit Boats, combined with our acquisition of Cobalt Boats in fiscal 2018, added to our existing Malibu and Axis brands and created what we believe is a well-rounded portfolio that brings to market an array of premium, innovative boats across diverse segments that are resonating with customers.
We believe that by continuing to offer new and diverse products, while at the same time continuing our demonstrated operational prowess, we can deliver long-term value for our stockholders.
Summary of Fiscal 2019 Compensation Decisions
Our Compensation Committee’s primary executive compensation objective in fiscal 2019 was to structure a balanced mix of compensation elements that would incentivize our Named Executive Officers to create long-term stockholder value. The Compensation Committee believes that the Named Executive Officers should be rewarded for successfully creating long-term stockholder value, and should be required to forfeit compensation opportunities if they are not able to grow long-term stockholder value.

Primary objective of fiscal 2019 compensation decisions - Incentivize Named Executive Officers to create long-term stockholder value
Our Board of Directors and Compensation Committee believe that our three most senior Named Executive Officers-Messrs. Springer, Wilson and Anderson-are critical to driving our performance and delivering long-term stockholder value. The Compensation Committee has therefore structured the compensation for these three executives, who we refer to as our Senior Executives, to be more heavily weighted towards performance-based compensation than our other Named Executive Officers in order to properly incentivize our Senior Executives.
In connection with our acquisition of Pursuit Boats, each of our Senior Executives was granted a stock option award. Because stock options will have value only if the trading price of our Class A common stock increases, the Compensation Committee believed that awarding the Senior Executives stock options that vest over a four-year period would incentivize the Senior Executives to successfully integrate Pursuit Boats and maximize value creation from the acquisition.
In November 2018, the Compensation Committee granted each of our Senior Executives a long-term equity award consisting of an equally weighted number of time-based and performance-based restricted shares. Fifty percent of each Senior Executive’s award is subject to performance vesting and will vest in full only if we are able to grow our Adjusted EBITDA over a four-year period at a compounded annual growth rate equal to at least 10%. The Compensation Committee believes that long-term Adjusted EBITDA growth will lead to corresponding growth in long-term stockholder value. The remaining fifty percent of each Senior Executive’s restricted stock award is subject to time-based vesting over a four-year period.

50% of each Senior Executive's long-term equity award is performance-based and requires 10% compounded annual Adjusted EBITDA growth to vest
In November 2018, the Compensation Committee approved our annual cash incentive plan for fiscal 2019. Our incentive plan design required the achievement of an annual Adjusted EBITDA target for Malibu Boats, Inc. on an overall basis, and also took into account the Adjusted EBITDA performance for each of the Malibu and Axis lines of business, the Cobalt line of business and the Pursuit line of business. Our incentive plan design also included an overage pool where 4.75% of any excess Company Adjusted EBITDA achieved above the targeted performance level was made available for incentive payments to the Senior Executives and other key employees.
In September 2019, the Compensation Committee also determined to award each Senior Executive a supplemental bonus for fiscal 2019 to reward these executives for the Company’s strong fiscal 2019 financial performance.
The remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during fiscal 2019.
Compensation Program Objectives
Our compensation program for executives is intended to:
◦incentivize our executive officers to create long-term stockholder value;
◦align the interests of our executive officers with the interests of our stockholders;
◦attract and retain quality executive officers;
◦motivate and reward high performance levels; and
◦inspire teamwork and collaboration among the executives.

We believe that our executive compensation program is appropriately structured to accomplish these objectives. Our executive compensation program consists of three material elements: base salaries, annual cash incentive compensation opportunities, and long-term equity incentive awards.
*at risk implies awards that are subject to performance conditions and/or stock price.
Each of these compensation elements is described in more detail below.
Role of the Compensation Committee
Pursuant to its charter, the Compensation Committee establishes and regularly reviews our executive compensation philosophy and programs, exercises authority with respect to the determination and payment of compensation to each of the Named Executive Officers, and is responsible for administering our equity compensation plan, including approving grants of awards under the plan. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other Named Executive Officers.
As described above, the Compensation Committee is also responsible for overseeing Malibu Boats’ incentive and other compensation programs to confirm that they do not encourage unnecessary risk taking. The Compensation

Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking.
The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Springer with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.
Role of the Compensation Consultant
In our prior 2018 fiscal year, the Compensation Committee retained Compensation and Benefit Solutions (CBS) as its independent compensation consultant to assist the Compensation Committee with the design and structure of our executive and director compensation programs and the amounts payable thereunder. During fiscal year 2018, the Compensation Committee also engaged CBS to perform an independent review of our executive and director compensation programs to provide a competitive reference on pay levels for our executives and directors.
When making compensation decisions for fiscal 2019 in the summer/fall of 2018, the Compensation Committee determined not to engage CBS or any other independent compensation consultant to conduct a new compensation review. Instead, the Compensation Committee determined that as a result of the new Pursuit Boats acquisition, the recent Cobalt Boats acquisition and organic growth, the Company had reached an inflection point in terms of organizational size and complexity. The Compensation Committee decided that it was an appropriate time to construct a new peer group of companies similar to Malibu Boats in both size and industry, and to use the new peer group to perform an independent review of our executive compensation. The Compensation Committee also decided that it was an appropriate time to interview several independent compensation consultants to serve as the Compensation Committee’s independent compensation consultant going forward.
As a result, in determining the amount of each Named Executive Officer’s base salary, target annual incentive amount and the grant date value of long-term equity awards in the fall of 2018, the Compensation Committee used each executive’s prior year amounts as a reference point and made appropriate adjustments based on its own business judgment. The Compensation Committee’s intent was that any significant changes to the Named Executive Officers’ compensation amounts would only be made following completion of the new peer group and independent executive compensation review that would occur later in the 2019 fiscal year.
In late 2018, the Compensation Committee engaged Exequity as its new independent compensation consultant. Exequity helped the Compensation Committee construct the Company’s new peer group of companies that is described below. In February and March 2019, Exequity performed an independent review of our executive compensation program to provide a competitive reference on pay levels for our Senior Executives. As part of its review, Exequity analyzed the salaries, target bonus opportunities, actual bonus payments, target total cash compensation opportunities, actual total cash compensation, equity award opportunities, targeted total direct compensation and actual total direct compensation paid by the defined peer group of companies described below to their similarly situated executives.
The Compensation Committee reviewed the report prepared by Exequity in March 2019 and used this report as a reference point when determining the amount of the base salary increase that was approved for each Senior Executive in April 2019 as described below. The Compensation Committee also considered the Exequity report as a reference point when determining the amount of each Senior Executive’s supplemental bonus award that is described in more detail below.
The Compensation Committee is directly responsible for the appointment, compensation and oversight of Exequity’s work and pursuant to Securities and Exchange Commission rules does not believe Exequity’s work has raised any conflict of interest. Exequity reports only to the Compensation Committee, and does not perform services for us, except for executive and director compensation-related services on behalf of, and as instructed by, the Compensation Committee.
Peer Companies

As described above, the Compensation Committee constructed a new group of peer companies in January 2019 with assistance from Exequity. We used the following objective peer group selection methodology to select the peer group companies:

◦	We initially screened U.S. publicly traded companies with a Global Industry Classification Standard (GICS) sector classification of leisure products;

◦
Due to the limited number of GICS leisure products companies, we expanded the GICS screen to include adjacent industry sectors such as apparel, accessories and luxury goods, auto parts and equipment, automobile manufacturers, construction machinery and heavy trucks, consumer electronics, homebuilding, home furnishings, housewares and specialties, industrial machinery and specialty stores;

◦
We applied an objective financial screen focusing on GICS-screened companies with total trailing 12-month revenues ranging from approximately 0.5x to 3.0x times ours, and also applied a secondary objective financial screen focusing on GICS-screened companies with a relatively similar market capitalization, enterprise value, trailing 12-month EBITDA, and/or total number of employees as us;

◦
We then also considered the peer group companies used by certain proxy advisory firms and companies with similar business profiles (such as cyclicality) based on input from our Compensation Committee and Board of Directors.

Our new peer group consists of the following 17 companies:

Peer Group Companies
American Outdoor Brands Corporation	Callaway Golf Company	Douglas Dynamics, Inc.
Fox Factory Holding Corp.	Helios Technologies	Johnson Outdoors Inc.
Lifetime Brands, Inc.	Lydall, Inc.	Marine Products Corporation
Marine Max, Inc.	MasterCraft Boat Holdings, Inc.	Motorcar Parts of America, Inc.
Nautilus, Inc.	Spartan Motors, Inc.	Sturm, Ruger & Company, Inc.
Universal Electronics Inc.	Winnebago Industries, Inc.
The Compensation Committee believes that the peer group of companies is a reasonable reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Malibu Boats. For example, as of February 2019, our market capitalization, total enterprise value, and trailing 12-month EBITDA and revenues were at the 68th percentile, 67nd percentile, 68th percentile and 39th percentile (or 57% percentile on a pro-forma basis after giving effect to the full impact of the Cobalt Boats and Pursuit Boats acquisitions), respectively, relative to the peer companies. We believe the relative size of the peer group companies aligns with our goal of placing Malibu Boats at approximately the 50th percentile relative to the size of our peer companies.
The Compensation Committee believes it is important to understand and reference what similarly-situated companies are paying their executives, and it intends to use this information as one of the data points it considers when making compensation decisions for the Named Executive Officers using its business judgment. For example, as described in more detail below, the Compensation Committee reviewed Exequity’s independent review of the compensation paid by the peer companies to similarly situated executives and used it as a reference point when it determined the amount of each Senior Executive’s base salary increase in April 2019 and the amount of each Senior Executive’s supplemental bonus award.
The Role of Stockholder Say-on-Pay Votes
For the first time this year, our stockholders will have the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers. Our Board of Directors believes that going forward our stockholders should have the opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers on an annual basis so that our stockholders may annually express their views on our executive compensation program.

The Compensation Committee intends to consider the outcome of stockholders’ votes on our executive compensation program when making future compensation decisions for the Named Executive Officers.
Material Elements of Compensation
Base Salaries
We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation.
In the fall of 2018, the Compensation Committee reviewed each Named Executive Officer’s base salary and approved base salary increases for each of the Senior Executives and Ms. Kent, but did not approve any increase for Mr. St. Clair, Jr.
Following the completion of Exequity’s independent review of the compensation paid by the peer companies to similarly situated executives discussed above, the Compensation Committee reviewed Exequity’s report and used this report when it performed another review of each Senior Executive’s base salary level. The Compensation Committee determined to approve more meaningful base salary increases for each of the Senior Executives in April 2019, with the base salary increases retroactive to October 2018. The Compensation Committee approved these salary increases because it determined that each Senior Executive’s base salary level and overall compensation were below what it believed was a competitive level. As a result of the April 2019 increases, each Senior Executive’s base salary level is now at an amount that approximates the 50th percentile range of the base salaries provided by our peer group of companies to similarly situated executives.

Named Executive Officer	FY 2018 Base Salary ($)	Initial FY 2019 Increase ($)	April 2019 Increase ($)	Current Base Salary ($)
Jack D. Springer	560,000	25,000	115,000	700,000
Wayne R. Wilson	300,000	25,000	60,000	385,000
Ritchie L. Anderson	300,000	25,000	60,000	385,000
Deborah S. Kent	142,500	7,500	—	150,000
William Paxson St. Clair, Jr.	400,000	—	—	90,000	(1)
(1) Mr. St. Clair, Jr. resigned as the President of Cobalt Boats, LLC and as a member of our Board of Directors on July 6, 2019 and transitioned to the role of Corporate Liaison - Sales and External Relationships. Mr. St. Clair, Jr.’s current position is a non-officer position where he is entitled to receive an annual base salary of $90,000.
Annual Incentive Compensation Opportunity
Annual Incentive Plan. In November 2018, the Compensation Committee approved our annual incentive plan for fiscal 2019. The annual cash incentive bonus for each Named Executive Officer was payable based on our achievement of Adjusted EBITDA targets for fiscal 2019 established by our Compensation Committee. An Adjusted EBITDA target was established for the Company on an overall basis, as well as the Adjusted EBITDA performance for each of the Malibu and Axis business lines, the Cobalt business line and the Pursuit business line.
Adjusted EBITDA for purposes of the incentive plan was defined as our Adjusted EBITDA as publicly reported in the Company’s press release announcing the Company’s financial results for fiscal 2019, but further adjusted to include costs incurred in connection with our vertical integration of engines (including product development costs and supplier transition performance incentives) that are excluded from Adjusted EBITDA as publicly reported. The fiscal 2019 Adjusted EBITDA target for the Company was set at $111.2 million dollars. This target represented an approximate 20% increase over our comparable fiscal 2018 Adjusted EBITDA performance, where our Adjusted EBITDA was $92.7 million dollars, or $87.8 million dollars after vertical engine integration expenses are included.
The threshold and target Adjusted EBITDA amounts and the associated incentive payments as a percentage of each Named Executive Officer’s target bonus amount were as follows:

Performance Level	Adjusted EBITDA Amount	% of Target Bonus Becoming Payable
Below Threshold	<$106.7 million	0%
Threshold	$106.7 million	35%
Target	$111.2 million	100%
Above Target	>$111.2 million	100%
The bonus payment for performance between the threshold and target performance levels is pro-rated on a straight-line basis.
Under our fiscal 2019 incentive plan design, the Named Executive Officers were not eligible to earn an incentive bonus greater than 100% of their target bonus amounts. Instead, our incentive plan design included an overage pool where 4.75% of any excess Company Adjusted EBITDA achieved above the $111.2 million targeted performance level would be made available for incentive payments to the Senior Executives and other key employees.
In addition, under our plan design, the Compensation Committee also retained the discretion to reduce each Named Executive Officer’s incentive bonus amount based on any reason determined to be appropriate by the Compensation Committee.
We achieved actual fiscal 2019 Adjusted EBITDA of $125.9 million for the Company on an overall basis as publicly reported and Adjusted EBITDA of $122.7 million after vertical engine integration expenses are included. This performance exceeded our Adjusted EBITDA target and resulted in additional bonuses becoming payable out of our excess EBITDA overage pool.
Supplemental Bonus Awards. Exequity’s March 2019 independent executive compensation review indicated that the combination of the incentive plan and the overage pool offered the Senior Executives less upside incentive bonus opportunity for above-target performance than the incentive plan designs used by our peer group of companies. The Compensation Committee took this feedback from Exequity’s review into account, and determined that it would evaluate the Company’s performance following the end of the fiscal year and decide at that point if performance justified awarding the Senior Executives additional supplemental bonus payments.
The Company’s actual achieved Adjusted EBITDA of $122.7 million exceeded the Adjusted EBITDA target under the annual incentive plan by $11.5 million (or greater than 10% of target), a result that the Compensation Committee determined to be significant outperformance. In recognition of this performance level, the Compensation Committee determined to award each Senior Executive a supplemental bonus for fiscal 2019. The Compensation Committee believes that each Senior Executive’s total fiscal 2019 cash bonus payment (which includes the annual incentive payment, overage pool payment and supplemental bonus payment) is a competitive annual cash incentive payment for fiscal 2019 relative to the incentive bonus opportunities offered by our peer group of companies to similarly situated executives for similar levels of strong performance.
Total Fiscal 2019 Cash Bonus Payments. For each Named Executive Officer, the fiscal 2019 target incentive bonus amount and total fiscal 2019 cash bonus payment are as follows:

Named Executive Officer	FY 2019 Target Bonus ($)	FY 2019 Annual Incentive Payment ($)	FY 2019 Overage Pool Payment ($)	FY 2019 Supplemental Bonus Payment ($)	FY 2019 Total Cash Bonus Payment ($)
Jack D. Springer	480,000	480,000	191,337	290,000	961,337
Wayne R. Wilson	230,000	230,000	95,669	41,000	366,669
Ritchie L. Anderson	230,000	230,000	95,669	41,000	366,669
Deborah S. Kent	55,000	48,125	26,875	—	75,000
William Paxson St. Clair, Jr.	120,000	101,250	—	—	101,250
The annual incentive payments for Ms. Kent and Mr. St. Clair, Jr. were less than each executive’s target incentive bonus amount because the Compensation Committee exercised its discretion, based on the recommendations of our Chief Executive Officer, to reduce each executive’s cash bonus.
Please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations- GAAP Reconciliation of Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 for the definition of Adjusted EBITDA which is a non-GAAP financial measure and a reconciliation of Adjusted EBITDA to net income (loss) as reported under GAAP.
Long-Term Incentives
Structure of Fiscal 2019 Equity Awards. The long-term equity incentive awards granted to the Named Executive Officers in fiscal 2019 consisted of a combination of stock options, time-based restricted shares or units and performance-based restricted shares. Stock option awards were granted to each of our Senior Executives in connection with our acquisition of Pursuit Boats. Each Senior Executive was also granted a long-term equity award consisting of an equally weighted number of time-and performance-based restricted shares, while the long-term equity award for the other Named Executive Officers consisted solely of time-based restricted stock units.
The table below summarizes the fiscal 2019 equity award grants for each Named Executive Officer:

	FY 2019 Equity Award
Name	Stock Options	Performance Shares	Time-Based Shares/Units
Jack D. Springer	$366,522	$502,200	$502,200
	25,000 options	12,000 shares	12,000 shares
Wayne R. Wilson	$183,261	$251,100	$251,100
	12,500 options	6,000 shares	6,000 shares
Ritchie L. Anderson	$183,261	$251,100	$251,100
	12,500 options	6,000 shares	6,000 shares
Deborah S. Kent	—	—	$55,451
			1,325 units
William Paxson St. Clair, Jr.	—	—	$52,313
			1,250 units

Stock Options. In connection with our acquisition of Pursuit Boats, each of our Senior Executives was granted a stock option award. Because stock options will have value only if the trading price of our Class A common stock increases, the Compensation Committee believed that awarding the Senior Executives stock options that vest over a four-year period would incentivize the Senior Executives to successfully integrate Pursuit Boats and maximize value creation from the acquisition.
Time-Based Shares or Units: Time-based restricted shares and units are included as part of each Named Executive Officer’s long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. Each executive’s time-based shares or units granted in fiscal 2019 become vested in equal annual installments over a period of four years.
Performance-Based Shares. Performance-based shares made up 50% of each Senior Executive’s November 2018 long-term equity grant.
Each Senior Executive’s performance-based shares are eligible to become vested in four equal annual installments based on our performance for each of our fiscal years 2019, 2020, 2021 and 2022. Each annual installment will vest if we achieve the overall Company Adjusted EBITDA target established for the year corresponding to a 10% compounded annual growth rate over four years. Adjusted EBITDA has the same meaning as under the annual incentive plan described above.
The Adjusted EBITDA target for each year in the performance period was established by using our fiscal year 2018 as the base year (with appropriate pro-forma adjustments for the Cobalt Boats and Pursuit Boats acquisitions) and then setting the target for each of our fiscal years 2019, 2020, 2021 and 2022 by applying the 10% compounded annual growth rate to the base year Adjusted EBITDA results (again with the inclusion of the Cobalt Boats and Pursuit Boats results).
Under our performance-based share design, there is no upside opportunity for outperformance, as the maximum number of performance-based shares that any Senior Executive may vest in is capped at the target number of shares awarded. Similarly, there is no downside protection for the Senior Executives either, as the Senior Executives are not eligible to vest in any performance-based shares in any performance year where the applicable Adjusted EBITDA target is not achieved (except as noted below).
In the event that the Adjusted EBITDA target is not achieved for any individual fiscal year (a Missed Year), the shares of restricted stock that failed to vest in the Missed Year will be eligible to vest in a subsequent year if we achieve the applicable adjusted EBITDA target for any later fiscal year in the four-year performance period. For example, if fiscal 2020 and fiscal 2021 were Missed Years but we achieve the applicable Adjusted EBITDA target in fiscal 2022 (resulting in an overall Adjusted EBITDA compounded annual growth rate that is greater than or equal to 10%), then fiscal 2022 performance would result in the vesting of the fiscal 2020 and 2021 installments of the performance-based shares. The Compensation Committee believes the achievement of a 10% compounded annual growth rate in our Adjusted EBITDA results is a challenging, yet achievable, goal that will help drive our long-term performance.
The annual incentive plan also uses an Adjusted EBITDA-based performance metric, however the 10% compounded annual growth rate requirement over four years used to establish the performance share targets is intended to incentivize sustained long-term earnings growth. As a result, we believe that the performance-based shares incentivize growth and long-term performance. In contrast, the Adjusted EBITDA targets under the annual incentive plan are established on an annual basis and are intended to incentivize short-term execution of our earnings objectives for the relevant fiscal year.
The Adjusted EBITDA target for vesting of the fiscal 2019 performance share tranche was set at $108.7 million in accordance with the methodology described above. This fiscal 2019 target was achieved as a result of our fiscal 2019 Adjusted EBITDA performance.
Dividend Equivalents: Restricted stock units granted under our long-term equity award program entitle the executive to receive an additional credit of stock units having a value equal to the amount of any ordinary cash dividends paid on the shares of Class A common stock underlying the award (i.e., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including any applicable performance conditions).
The Company has heretofore not paid any annual cash or stock dividends.
Payouts of Previously Granted Performance-Based Awards. The performance period applicable to certain previously granted Adjusted EBITDA-based performance shares ended on June 30, 2019. Like the first tranche of our fiscal 2019 performance shares, the fiscal 2019 tranche of all previously granted awards of performance shares vested as a result of us achieving actual fiscal 2019 Adjusted EBITDA of $125.9 million for the Company on an overall basis as publicly reported and Adjusted EBITDA of $122.7 million after vertical engine integration expenses are included.
Severance and Change in Control Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Senior Executives pursuant to the terms of his employment agreement. Ms. Kent and Mr. St. Clair, Jr. are not currently party to an employment or severance agreement with us, and each is currently employed on an “at will” basis and would not be entitled to any fixed contractual severance benefits.
As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Senior Executives would be entitled to severance benefits in the event of a termination of employment by us without “cause” or by the executive for “good reason”. Severance benefits for the Senior Executives include 12 months of continued base salary payments.
Cash severance benefits for the Senior Executives are not enhanced in connection with a change in control of the Company, and the Senior Executives would only receive 12 months of continued base salary payments if their employment is terminated involuntarily in connection with a change in control.
However, under the terms of our shareholder approved Long Term Incentive Plan, all outstanding equity awards will fully vest if the awards are not assumed or substituted by a surviving entity in connection with a change in control or, if assumed or substituted, an executive’s employment is terminated without “cause” or for “good reason” within 18 months following such change in control.
No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.
Other Compensation and Benefits
We maintain a 401(k) savings plan and various health and welfare benefit plans for our employees. Our Named Executive Officers are generally eligible to participate in each of these plans on the same terms as our other employees. The Named Executive Officers are also entitled to limited perquisites such as use of one of the Company’s boats.
Policy with Respect to Section 162(m)
Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former Named Executive Officer that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.
Prior to our 2018 annual meeting of stockholders, we were eligible for a special Section 162(m) grandfathering rule available for certain compensation paid or awarded by newly public companies. Each Senior Executive’s restricted stock awards and stock option awards have been structured to take advantage of this special grandfathering rule. Our ability to rely on this grandfathering rule expired on the date of our 2018 annual meeting of stockholders.
Following the expiration of our grandfathering eligibility, the Compensation Committee notes the Section 162(m) deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible as a result of the limitations under Section 162(m).
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Peter E. Murphy (Chair)
Michael J. Connolly
Mark W. Lanigan
Joan M. Lewis
The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Malibu Boats, Inc. (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Malibu Boats, Inc. specifically incorporates such report by reference therein.
Summary Compensation Table
The following table sets forth certain information concerning compensation we paid or accrued for the last three fiscal years with respect to each of our “Named Executive Officers”—our Chief Executive Officer, Chief Financial Officer,Chief Operating Officer, Vice President of Human Resources and former President of Cobalt Boats, LLC. Ms. Kent and Mr. St. Clair, Jr. are new Named Executive Officers for the fiscal year ended June 30, 2019.

Name and Principal Position(a)	Year (b)(1)	Salary ($) (c)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compensation ($) (g)(5)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(6)	Total ($) (j)
Jack D. Springer	2019	658,866	290,000	1,004,400	366,522	671,337	—	6,917	2,998,042
Chief Executive Officer	2018	535,769	—	679,140	202,610	622,784	—	4,233	2,044,536
	2017	476,154	—	632,610	433,168	402,503	—	4,955	1,949,390
Wayne R. Wilson	2019	363,481	41,000	502,200	183,261	325,669	—	7,055	1,422,666
Chief Financial Officer	2018	287,019	—	339,570	101,305	296,392	—	26,940	1,051,226
	2017	258,173	—	312,400	216,584	202,089	—	24,516	1,013,762
Ritchie L. Anderson	2019	363,481	41,000	502,200	183,261	325,669	—	6,473	1,422,084
Chief Operating Officer	2018	277,500	—	339,570	101,305	296,392	—	24,976	1,039,743
	2017	228,077	—	312,400	216,584	200,000	—	27,164	984,225
Deborah S. Kent	2019	149,135	—	55,451	—	75,000	—	6,239	285,825
Vice President of Human Resources
William Paxson St. Clair, Jr.	2019	401,543	—	52,313	—	101,250	—	7,154	562,260
Former President of Cobalt Boats, LLC (7)
__________________

(1)	Reflects fiscal years ended June 30.

(2)	Reflects supplemental bonuses awarded to the Senior Executives for the Company's above-target fiscal 2019 financial performance as described in the Compensation Discussion & Analysis section above.

(3)
The amounts reported for fiscal 2019 reflect the grant date fair value of restricted stock or restricted stock unit awards granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. For more information, see Note 15 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

For fiscal 2019, Messrs. Springer, Wilson and Anderson were each granted a restricted stock award based on our performance in fiscal 2018. Each of these awards consisted of an equal number of performance-based and time-based shares of restricted stock. The performance-based shares of restricted stock are each valued above based on the probable outcome of the performance conditions as determined on the grant date. The probable and maximum values are the same and assume that all performance-based shares of restricted stock will vest.
For fiscal 2019, Ms. Kent and Mr. St. Clair, Jr. were each granted time-based restricted stock units based on our performance in fiscal 2018.

(4)
The amounts reported for fiscal 2019 reflect the grant date fair value of stock option awards granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. For more information, see Note 15 included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019. For fiscal 2019, Messrs. Springer, Wilson and Anderson were granted a time-based stock option award as part of their long-term incentive opportunity.

(5)
Amounts reported reflect each Named Executive Officer's annual cash incentive and "overage" bonuses earned for fiscal 2019 performance under our annual incentive plan described in the Compensation Discussion & Analysis section above.

(6)
Amounts reported for Messrs. Springer, Wilson, Anderson and St. Clair, Jr and Ms. Kent include $6,917, $7,055, $6,473, $7,154 and $6,239, respectively, for the Company's contribution to the defined contribution plan.

(7)
Mr. St. Clair, Jr. resigned as the President of Cobalt Boats, LLC and as a member of our Board of Directors effective as of July 6, 2019 and transitioned to the role of Corporate Liaison - Sales and External Relationships for Cobalt Boats.

Employment Agreements
Mr. Springer
Pursuant to his employment agreement with the Company, Mr. Springer is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 75% of his annual base salary based upon the achievement of performance criteria established by the Compensation Committee of our Board of Directors in its sole discretion. Effective as of October 1, 2018, Mr. Springer’s annual base salary was increased to $700,000. Mr. Springer is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Springer’s employment, see “- Potential Payments upon Termination or Change in Control.” Mr. Springer’s employment agreement includes non- competition, non-solicitation and confidentiality provisions.
Mr. Wilson
Pursuant to his employment agreement with the Company, Mr. Wilson is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 50% of his annual base salary based upon meeting performance criteria established by the Compensation Committee of our Board of Directors in its sole discretion. Effective as of October 1, 2018, Mr. Wilson’s annual base salary was increased to $385,000. Mr. Wilson is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Wilson’s employment, see “-Potential Payments upon Termination or Change in Control.” Mr. Wilson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Mr. Anderson
Pursuant to his employment agreement with the Company, Mr. Anderson is entitled to receive a fixed minimum annual base salary and is eligible for a minimum cash incentive bonus of up to 40% of his annual base salary based upon meeting performance criteria established by the Compensation Committee of our Board of Directors in its sole discretion. Effective as of October 1, 2018, Mr. Anderson’s annual base salary was increased to $385,000.
Mr. Anderson is also eligible to participate in all employee benefit plans and vacation programs and is eligible for the use of a company-owned boat. For information relating to potential payments upon termination of Mr. Anderson’s employment, see “- Potential Payments upon Termination or Change in Control.” Mr. Anderson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.
Ms. Kent and Mr. St. Clair, Jr.
Ms. Kent and Mr. St. Clair, Jr. are not currently party to an employment agreement with us and each is currently employed on an “at will” basis.
Grants of Plan-Based Awards
The following table sets forth all plan-based awards granted to our Named Executive Officers during the fiscal year ended June 30, 2019. All of these awards were granted under the Long Term Incentive Plan.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
Name		Threshold ($)	Target ($)	Maximum ($)	Target (#)	(#)	(#)	($/sh)	($)
Jack D. Springer
2019 Annual Incentive Bonus	—	168,000	480,000	—	—	—	—	—	—
Restricted Stock Award - Time-Based	11/1/2018	—	—	—	—	12,000	—	—	502,200
Restricted Stock Award - Performance-Based	11/1/2018	—	—	—	12,000	—	—	—	502,200
Option Award	8/22/2018	—	—	—	—	—	25,000	42.13	366,522
Wayne R. Wilson
2019 Annual Incentive Bonus	—	80,500	230,000	—	—	—	—	—	—
Restricted Stock Award - Time-Based	11/1/2018	—	—	—	—	6,000	—	—	251,100
Restricted Stock Award - Performance-Based	11/1/2018	—	—	—	6,000	—	—	—	251,100
Option Award	8/22/2018	—	—	—	—	—	12,500	42.13	183,261
Ritchie L. Anderson
2019 Annual Incentive Bonus	—	80,500	230,000	—	—	—	—	—	—
Restricted Stock Award - Time-Based	11/1/2018	—	—	—	—	6,000	—	—	251,100
Restricted Stock Award - Performance-Based	11/1/2018	—	—	—	6,000	—	—	—	251,100
Option Award	8/22/2018	—	—	—	—	—	12,500	42.13	183,261
Deborah S. Kent
2019 Annual Incentive Bonus	—	19,250	55,000	—	—	—	—	—	—
Restricted Stock Award - Time-Based	11/1/2018	—	—	—	—	1,325	—	—	55,451
William Paxson St. Clair, Jr.
2019 Annual Incentive Bonus	—	42,000	120,000	—	—	—	—	—	—
Restricted Stock Award - Time-Based	11/1/2018	—	—	—	—	1,250	—	—	52,313

(1)
The amounts reported in these columns represent the range of possible annual cash incentive payouts to our Named Executive Officers under the Long Term Incentive Plan based on performance during fiscal 2019, as described in the Compensation Discussion and Analysis section above. The annual cash incentive plan structure does not include any specific maximum bonus amount as our Named Executive Officers are only entitled to participate in an “overage” pool described in the Compensation Discussion & Analysis section above. The actual incentive bonus payable to each Named Executive Officer for fiscal 2019 performance (including any bonus payable out of the “overage” pool) is reported as non-equity incentive plan compensation in the Summary Compensation Table above. Supplemental bonuses paid to our Senior Executives are not included in this table.

(2)
The amounts reported in this column reflect the grant date fair value of restricted stock, restricted stock unit or option awards, as applicable, granted under the Long Term Incentive Plan and accounted for in accordance with FASB ASC Topic 718. The performance-based shares of restricted stock are each valued based on the probable outcome of the performance conditions as determined on the grant date. The probable and maximum values are the same and assume that all performance-based shares of restricted stock will vest. The amounts reported for these awards do not reflect whether the Named Executive Officer has actually realized or will realize a financial benefit from the awards (such as by vesting in an award).

Description of Equity Awards
For fiscal 2019, we granted a combination of time-based restricted stock or restricted stock unit awards, performance-based restricted stock awards and stock option awards to the Named Executive Officers. Each restricted stock unit award represents the contractual right to receive one share of Class A common stock. All of these awards were granted under, and are subject to the terms of the Long Term Incentive Plan. Certain of the terms of these awards are described above in “Compensation Discussion and Analysis — Material Elements of Compensation — Long-Term Incentives.”
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning outstanding restricted stock, stock options or restricted stock units held by each of our Named Executive Officers as of June 30, 2019.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jack D. Springer	13,000	26,000	(2)			25.85	6/28/2023	5,650	(6)	219,503	5,062	(10)	196,659
	7,500	7,500	(3)	5,000	(4)	30.87	11/5/2023	10,124	(7)	393,317	5,500	(11)	213,675
		25,000	(5)			42.13	8/21/2024	8,250	(8)	320,513	9,000	(12)	349,650
								12,000	(9)	466,200
Wayne R. Wilson	6,500	13,000	(2)			25.85	6/28/2023	1,739	(6)	67,560	3,250	(10)	126,263
	3,750	3,750	(3)	2,500	(4)	30.87	11/5/2023	3,500	(7)	135,975	2,750	(11)	106,838
		12,500	(5)			42.13	8/21/2024	4,125	(8)	160,256	4,500	(12)	174,825
								6,000	(9)	233,100
Ritchie L. Anderson	6,500	13,000	(2)			25.85	6/28/2023	1,303	(6)	50,622	3,750	(10)	145,688
	1,250	3,750	(3)	2,500	(4)	30.87	11/5/2023	2,500	(7)	97,125	2,750	(11)	106,838
		12,500	(5)			42.13	8/21/2024	4,125	(8)	160,256	4,500	(12)	174,825
								6,000	(9)	233,100
Deborah S. Kent								1,450	(7)	56,333
								1,106	(8)	42,968
								1,325	(9)	51,476
William Paxson St. Clair, Jr.								1,250	(9)	48,563
__________________

(1)	The market value of such award was calculated based on the $38.85 closing price of a share of Class A common stock as of June 28, 2019 (which was the last trading day in our fiscal year).

(2)	Represents stock options that will become vested in substantially equal annual installments on June 29, 2020 and June 29, 2021.

(3)	Represents stock options that will become vested in substantially equal annual installments on November 6, 2019, November 6, 2020 and November 6, 2021.

(4)
Represents unvested performance-based options that will become vested in two substantially equal annual installments based on our adjusted EBITDA performance for each of our fiscal years 2020 and 2021.

(5)	Represents stock options that will become vested in substantially equal annual installments on each of August 22, 2019, August 22, 2020, August 22, 2021 and August 22, 2022.

(6)	Represents unvested time-based stock or units that will become vested on November 6, 2019.

(7)	Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 4, 2019 and November 4, 2020.

(8)	Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2019, November 6, 2020 and November 6, 2021.

(9)	Represents unvested time-based stock or units that will become vested in substantially equal annual installments on November 6, 2019, November 6, 2020, November 6, 2021 and November 6, 2022.

(10)	Represents unvested performance-based stock or units that will become vested in one annual installment based on our adjusted EBITDA performance for fiscal year 2020.

(11)	Represents unvested performance-based stock that will become vested in substantially equal annual installments based on our adjusted EBITDA performance for each of our fiscal years 2020 and 2021.

(12)
Represents unvested performance-based stock that will become vested in three substantially equal annual installments based on our adjusted EBITDA performance for each of our fiscal years 2020, 2021 and 2022.

Option Exercises and Stock Vested Table
The table below sets forth certain information regarding the amount realized upon the exercise of stock options and the vesting of stock or stock unit awards for our Named Executive Officers during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack D. Springer	13,000	349,040	33,316	1,431,093
Wayne R. Wilson	6,500	171,983	13,886	588,728
Ritchie L. Anderson	9,000	211,142	12,394	518,339
Deborah S. Kent	—	—	1,319	58,076
William Paxson St. Clair, Jr.	—	—	—	—

(1)
The amount shown for the value realized on the vesting of stock or stock unit awards equals the number of shares of our Class A common stock acquired by our Named Executive Officers upon vesting during fiscal 2019 multiplied by the closing price of our stock on the Nasdaq Stock Market on the applicable vesting date of the award (or, if the applicable vesting date falls on a date the Nasdaq Stock Market is closed, the closing price of the stock on the preceding date that the market is open). The value associated with the vesting of performance-based stock or unit awards is based on the $38.85 closing price of a share of Class A common stock as of June 28, 2019 (which was the last trading day in our fiscal year).

Long Term Incentive Plan
Our Board of Directors has adopted and approved the Long-Term Incentive Plan (the “Incentive Plan”). The following is a brief summary of the material terms of the Incentive Plan.
Purpose
The purpose of our Incentive Plan is to promote the interests of the Company and its stockholders by strengthening our ability to attract, motivate and retain individuals to serve as employees and directors by providing them with additional incentives to put forth maximum efforts for the success of our business.

Administration
The Compensation Committee of our Board of Directors administers the Incentive Plan. The Compensation Committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and may delegate certain limited award grant authority to one or more of our officers. The Compensation Committee has the power to, among other actions, (1) select persons eligible to receive awards, (2) determine the number of shares subject to awards, (3) approve form award agreements, (4) determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, (5) amend outstanding awards and (6) effect cancellations of any or all outstanding awards and substitute in new awards covering the same or different number of shares, provided that the Compensation Committee may not effect any action to lower the exercise price of outstanding stock options without stockholder approval.
Eligibility
Persons eligible to receive awards under the Incentive Plan include our employees, consultants, members of our Board of Directors and other independent contractors. The Compensation Committee will determine from time to time the participants to whom awards will be granted.
Available Shares
We have initially reserved 1,700,000 shares of our Class A common stock for the issuance of awards under the Incentive Plan. The shares we issue under the Incentive Plan will be authorized but unissued shares or shares that we reacquire. Any shares of Class A common stock subject to an award that are withheld by the Company to satisfy any tax withholding obligation with respect to an award or in payment of the purchase price of a stock option will be considered issued under the Incentive Plan.
The number of shares of Class A common stock available under the Incentive Plan, the number and kind of shares of Class A common stock subject to outstanding awards and the exercise or purchase prices are subject to adjustment in the event of recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distributions with respect to the shares of Class A common stock, or other changes in corporate structure affecting the Class A common stock.
Maximum Awards
The maximum number of shares of Class A common stock subject to any stock option awarded to any participant during any calendar year is 340,000 shares. To the extent that the aggregate grant date fair market value of Class A common stock with respect to which incentive stock options, or ISOs, are exercisable for the first time by a participant during any calendar year exceeds $100,000, such options will be treated as nonqualified options, or NSOs.
Incentive Awards
The Incentive Plan authorizes stock options, SARs, restricted stock, restricted stock units, dividend equivalent awards and performance awards. A stock option or SAR will expire, or other award will vest, in accordance with the schedule set forth in the applicable award agreement.
Stock Options. The Compensation Committee may award ISOs or NSOs under the Incentive Plan. Stock options will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but a stock option will generally not be exercisable for a period of more than ten years after it is granted. The exercise price per share for any stock option will not be less than the fair market value of a share of Class A common stock on the day the stock option is granted.
SARs. The Compensation Committee will establish the base price at the time of grant of the SAR but such price will not be less than the fair market value of a share on the date of grant.
Restricted Stock Awards. The Compensation Committee may specify the price, if any, a participant must pay for shares of restricted stock and the restrictions (which may include, for example, transfer restrictions, performance standards or other incidents of ownership and forfeiture conditions as the Compensation Committee may determine) imposed on such shares.
Restricted Stock Units. A restricted stock unit will be subject to such restrictions and conditions as the Compensation Committee may determine. The vesting period will generally not exceed ten years from the date of grant.
Dividend Equivalent Awards. A dividend equivalent award is a right to receive cash payments determined by reference to dividends declared on the Class A common stock from time to time during the term of the award, which will not exceed ten years from the date of issuance of such award. Dividend equivalent awards may be granted independent or in tandem with other awards (other than stock options or SARs).
Performance-based Awards. At the time of grant, the Compensation Committee will determine the specified amount and the percentage or multiple of the specified amount, one or more performance periods and performance goals to be achieved during the applicable performance periods on which the payment or vesting of a performance-based award is conditioned. No performance based-award will exceed ten years from the date of grant.
The Compensation Committee may grant stock unit awards and permit deferred payment of awards, and may determine the form and timing of payment, vesting and other terms applicable to stock units or deferrals.
Change in Control
Upon a change in control (as defined in the Incentive Plan), outstanding awards under the Incentive Plan may be assumed or substituted on the same terms by the surviving entity. If the surviving entity does not assume or substitute the outstanding awards, then such awards will become fully vested immediately prior to the change in control and, in the case of stock options or SARs, will become immediately exercisable. If the surviving entity assumes outstanding awards, or substitutes awards with similar stock awards, and the employment of a participant is terminated without cause (as defined in the Incentive Plan) or for good reason (as defined in the Incentive Plan) within 18 months after the effective date of the change in control, all awards held by such participant will become fully vested to the extent not previously forfeited and, with respect to stock options and SARs, fully exercisable.
Transfer Restrictions
Subject to certain exceptions, awards under the Incentive Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by him or her.
Non-competition
Under the Incentive Plan, participants other than outside directors that receive awards under the Incentive Plan will agree to certain non-competition covenants.
Amendment and Termination
Our Board of Directors may at any time and from time to time and in any respect, amend or modify the Incentive Plan. No amendment or modification of the Incentive Plan will be effective, however, without the consent of our stockholders that would (1) change the class of eligible participants, (2) increase the number of shares of Class A common stock reserved for issuance, (3) allow the grant of stock options at an exercise price below fair market value, (4) increase the aggregate number of shares of Class A common stock that may be granted pursuant to awards, (5) modify the Incentive Plan to permit the repricing of stock options, or (6) require approval of our stockholders under the listing requirements of Nasdaq or the exchange or trading system through which Class A common stock may be listed or traded at the time of the amendment. The Incentive Plan will continue until terminated by our Board of Directors in its sole discretion. No amendment or termination of the Incentive Plan may adversely affect any outstanding award without the consent of the participant or its permitted transferee.

Potential Payments upon Termination or Change in Control
Senior Executive Employment Agreements
Under the employment agreements with each of Messrs. Springer, Wilson and Anderson, in the event our Board of Directors terminates the executive’s employment without “cause” or the executive resigns for “good reason,” the executive will be entitled to receive, subject to certain limitations including the executive’s execution of a release, the executive’s annual base salary through the end of the applicable severance period. The “severance period” specified in each employment agreement is a period of 12 months following the effective date of the release.
“Cause” is generally defined in the employment agreements to mean any of the following occurring during the executive’s employment:

•
commission of a knowing, intentional or reckless act or omission constituting theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement against us;

•	conviction or plea of nolo contendre to any felony or to any other crime involving moral turpitude;

•	knowingly or intentionally causing our financial statements to fail to materially comply with generally accepted accounting principles;

•	unlawful use or possession of any illegal drug or narcotic while on our premises or while performing the executive’s duties;

•
willful refusal to comply with lawful requests made of the executive by our Board of Directors, which, if curable, is not cured within five days after the executive receives written notice from the Board of Directors of such willful refusal;

•
gross negligence in the performance of the executive’s duties, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of Directors of such gross negligence;

•	material violation of our policies, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of Directors of such material violation; or

•
a material breach of the employment agreement or another agreement with us, which, if curable, is not fully cured within 30 days after the executive receives written notice from the Board of Directors of such breach.

“Good reason” is defined in the employment agreements to mean the executive’s resignation from employment after the occurrence of any of the following:

•	a material diminution in the executive’s authority, duties or responsibilities;

•	a material reduction in the executive’s aggregate compensation unless such reduction is concurrently made to all of our senior management; or

•	a material breach of any other material term of the executive’s employment agreement.
In each case, “good reason” will not exist unless the executive provides written notice of the condition claimed to constitute good reason within 30 days of the condition’s initial existence, our Board of Directors fails to cure the condition within 30 days following receipt of such written notice and, within ten days thereafter, the executive terminates the executive’s employment as a result of such condition.
Ms. Kent
Ms. Kent is not currently party to an employment or severance agreement with us and is currently employed on an “at will” basis and is not entitled to any fixed contractual severance benefits.

Mr. St. Clair, Jr.
Mr. St. Clair, Jr. was employed as the President of Cobalt Boats, LLC pursuant to an employment agreement with Cobalt Boats, LLC dated as of June 28, 2017. The term of Mr. St. Clair, Jr.’s employment under this agreement was for two years following our acquisition of Cobalt Boats, LLC in July 2017. Mr. St. Clair, Jr. resigned from his position as President of Cobalt Boats, LLC effective as of July 6, 2019, which was the conclusion of this two-year term under his employment agreement, and transitioned to the role of Corporate Liaison - Sales and External Relationships for Cobalt Boats. Mr. St. Clair, Jr.’s current position is “at-will” and is a non-officer position where he is entitled to receive an annual base salary of $90,000. Mr. St. Clair, Jr. was not entitled to any severance payments or other benefits in connection with his resignation from his position as President of Cobalt Boats, LLC, and his employment agreement is no longer in effect. However, as of June 30, 2019, Mr. St. Clair, Jr. held 1,250 unvested time-based restricted stock units granted under the Long Term Incentive Plan which may be accelerated under the circumstances described below. The potential termination or change in control value associated with such acceleration is equal to $48,563, which assumes that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on June 30, 2019 and the value of which is calculated based on the $38.85 closing price of a share of Class A common stock as of June 28, 2019, the last trading day in our fiscal year.
Long Term Incentive Plan
Under the terms of the Long Term Incentive Plan, if a surviving entity does not assume or substitute outstanding awards in connection with a “change in control,” then such awards (including any awards held by the Named Executive Officers) will become fully vested immediately prior to the change in control and, in the case of stock options, will become immediately exercisable. If the surviving entity assumes outstanding awards, or substitutes awards with similar stock awards, and the employment of any employee (including all of the Named Executive Officers) is terminated without “cause” or for “good reason” within 18 months after the effective date of the change in control, equity awards held by the employee will become fully vested to the extent not previously forfeited and, with respect to stock options, fully exercisable.
A “change in control” is deemed to occur under the Long Term Incentive Plan if:

•
any person or group of persons is or becomes a beneficial owner of securities of Malibu Boats, Inc. representing more than 50% of the combined voting power of Malibu Boats, Inc.’s outstanding voting securities, excluding any person or group of persons who was, directly or indirectly a beneficial owner of more than 50% of the combined voting power of Malibu Boats, Inc.’s then outstanding voting securities at the time of our initial public offering;

•
the individuals who, on the effective date of our initial public offering, constitute the Board of Directors, and any new director (other than a director who initially assumes office in connection with an actual or threatened election contest) whose election was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office, cease for any reason to constitute a majority of the number of our directors;

•
a merger or consolidation of Malibu Boats, Inc. is consummated where either (1) the beneficial owners of voting securities of Malibu Boats, Inc. immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity or (2) the directors immediately prior to the transaction do not immediately thereafter constitute a majority of the board of directors of the surviving entity;

•	our stockholders approve a plan of liquidation or dissolution of Malibu Boats, Inc.; or

•
an agreement or series of agreements is consummated for the sale of all or substantially all of our assets other than to an entity of which at least 50% of the combined voting securities are owned by our stockholders in substantially the same proportions as their ownership of Malibu Boats, Inc. immediately prior to such sale.

Estimated Severance and Change in Control Payments and Benefits
The following table provides information concerning the potential termination or change in control payments that would be made to each applicable Named Executive Officer (other than Mr. St. Clair, Jr.) under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the applicable Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of the Company) occurred on June 30, 2019. In the following table, we use the term “involuntary termination” to refer to a termination by us without “cause” or by the executive for “good reason.”

Name	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)	Total ($)
Jack D. Springer
Involuntary Termination	700,000	—	700,000
Involuntary Termination in Connection with Change in Control	700,000	2,597,266	3,297,266
Wayne R. Wilson
Involuntary Termination	385,000	—	385,000
Involuntary Termination in Connection with Change in Control	385,000	1,223,691	1,608,691
Ritchie L. Anderson
Involuntary Termination	385,000	—	385,000
Involuntary Termination in Connection with Change in Control	385,000	1,187,328	1,572,328
Deborah S. Kent
Involuntary Termination	—	—	—
Involuntary Termination in Connection with Change in Control	—	150,777	150,777

(1)
These amounts represent 12 months of base salary in connection with the executive’s termination of employment by us without “cause” or by the executive for “good reason” (whether alone or in connection with a change in control).

(2)
All outstanding equity awards will fully vest if such awards are not assumed or substituted by a surviving entity in connection with a change in control or, if assumed or substituted, an executive’s employment is terminated without “cause” or for “good reason” within 18 months following such change in control.

(3)
The amount disclosed was determined by taking the value (calculated based on the $38.85 closing price of a share of Class A common stock as of June 28, 2019, the last trading day in our fiscal year) associated with unvested time-based and performance-based options, restricted stock or unit awards. For options, the value presented is equal to the excess of the closing price and exercise price, multiplied by the number of shares underlying the option. For restricted stock or unit awards, full value was presented based on the closing price.

Compensation Committee Interlocks and Insider Participation
During the fiscal year ended June 30, 2019, our Compensation Committee was comprised of Messrs. Murphy (chair), Connolly and Lanigan. None of our executive officers currently serves or in the past fiscal year has served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors. In addition, no person who served as a member of the Compensation Committee during the past fiscal year was or is an officer or employee of the Company
.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of Malibu Boats’ equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of June 30, 2019. Malibu Boats’ equity compensation plans consist only of the Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)(3)
Equity compensation plans approved by security holders	845,713	$32.51	854,287
Equity compensation plans not approved by security holders	—	—	—
Totals	845,713	$32.51	854,287

(1)	Represents shares that are subject to outstanding stock option and stock unit awards granted under the Incentive Plan.

(2)
This weighted average exercise price does not reflect the shares that will be issued upon the payment of outstanding stock units and is calculated solely with respect to outstanding unexercised stock options.

(3)
All of these shares are available under the Incentive Plan and may be used for any type of award authorized under the Incentive Plan, including stock options, SARs, stock units, restricted stock and dividend equivalents.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures Regarding Related Party Transactions
The Audit Committee of our Board of Directors reviews related party transactions for potential conflict of interest issues. Our Board of Directors has adopted a written related party transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us or a related person.
Malibu Boats Holdings, LLC Limited Liability Company Agreement
In connection with our IPO and the recapitalization we completed in connection with our IPO (the “Recapitalization”), the limited liability company agreement of the LLC was amended and restated. As a result of the Recapitalization and IPO, Malibu Boats, Inc. holds LLC Units in the LLC and is the sole managing member of the LLC. Accordingly, Malibu Boats, Inc. operates and controls all of the business and affairs of the LLC and, through the LLC and its operating entity subsidiaries, conducts our business. Holders of LLC Units generally do not have voting rights under the limited liability company agreement.
Pursuant to the limited liability company agreement of the LLC, Malibu Boats, Inc. has the right to determine when distributions (other than tax distributions) will be made to the holders of LLC Units and the amount of any such distributions. If Malibu Boats, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Units (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective LLC Units.
The holders of LLC Units, including Malibu Boats, Inc., will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the LLC. Net profits and net losses of the LLC will generally be allocated to LLC’s members (including Malibu Boats, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of the LLC provides for cash distributions to the holders of the LLC Units if Malibu Boats, Inc. determines that the taxable income of the LLC will give rise to taxable income for its members. In accordance with the limited liability company agreement, we intend to cause the LLC to make cash distributions to the holders of LLC units for purposes of funding their tax obligations in respect of the income of the LLC that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of the LLC allocable to the holders of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in Los Angeles, California (taking into account the nondeductibility of certain expenses and the character of our income). For purposes of determining the taxable income of the LLC, such determination will be made by generally disregarding any adjustment to the taxable income of any member of the LLC that arises under the tax basis adjustment rules of the Code and is attributable to the acquisition by such member of an interest in the LLC in a sale or exchange transaction.
The limited liability company agreement of the LLC also provides that substantially all expenses incurred by or attributable to Malibu Boats, Inc., but not including income tax expenses of Malibu Boats, Inc., will be borne by the LLC.
The limited liability company agreement of the LLC provides that it may be amended, supplemented, waived or modified by the written consent of Malibu Boats, Inc. in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may materially and adversely affect the rights of a holder of LLC Units without the consent of such holder, other than on a pro rata basis with other holders of LLC Units.
Exchange Agreement
In connection with the Recapitalization and IPO, we entered into an exchange agreement with the pre- IPO owners of the LLC, several of whom are directors and/or officers of Malibu Boats, Inc. Under the exchange agreement, each pre-IPO owner of the LLC (or its permitted transferee) has the right to exchange its LLC Units for shares of Class A common stock of Malibu Boats, Inc. on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, or, at our option, except in the event of a change in control, for a cash payment equal to the market value of the Class A common stock. The exchange agreement provides, however, that such exchanges must be for a minimum of the lesser of 1,000 LLC Units, all of the LLC Units held by the holder, or such amount as we determine to be acceptable. The exchange agreement also provides that LLC members do not have the right to exchange LLC Units if Malibu Boats, Inc. determines that such exchange would be prohibited by law or regulation or would violate other agreements with Malibu Boats, Inc. to which the LLC member may be subject or any of our written policies related to unlawful or insider trading. The exchange agreement also provides that we may impose additional restrictions on exchanges that we determine to be necessary or advisable so that the LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In addition, pursuant to the limited liability company agreement, Malibu Boats, Inc., as managing member of the LLC, has the right to require all members of the LLC to exchange their LLC Units for Class A common stock in accordance with the terms of the exchange agreement, subject to the consent of the holders of a majority of outstanding LLC Units other than those held by Malibu Boats, Inc.
Tax Receivable Agreement
As a result of exchanges of LLC Units into Class A common stock and purchases by the Company of LLC Units from holders of LLC Units, Malibu Boats, Inc. will become entitled to a proportionate share of the existing tax basis of the assets of the LLC at the time of such exchanges or purchases. In addition, such exchanges and purchases of LLC Units are expected to result in increases in the tax basis of the assets of the LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
In connection with the Recapitalization and IPO, we entered into a tax receivable agreement with the pre- IPO owners of the LLC that provides for the payment from time to time by us to pre-IPO owners of the LLC (or any permitted assignees) of 85% of the amount of the benefits, if any, that we are deemed to realize as a result of (1) increases in tax basis and (2) certain other tax benefits related to our entering into the tax receivable agreement, including those attributable to payments under the tax receivable agreement. These payment obligations are our obligations and not of the LLC. For purposes of the agreement, the benefit deemed realized by us will be computed by comparing our actual income tax liability (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of the LLC as a result of the purchases or exchanges, and had we not entered into the tax receivable agreement. The term of the agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or we breach any of our material obligations under the tax receivable agreement or there is a change in control, in which case all obligations will generally be accelerated and due as if we had exercised our right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

•
the timing of purchases or exchanges - for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the LLC at the time of each purchase or exchange;

•
the price of shares of our Class A common stock at the time of the purchase or exchange - the increase in any tax deductions, as well as the tax basis increase in other assets, of the LLC is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•	the extent to which such purchases or exchanges are taxable - if an exchange or purchase is not taxable for any reason, increased deductions will not be available; and

•
the amount and timing of our income - the corporate taxpayer will be required to pay 85% of the deemed benefits as and when deemed realized. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

We expect that the payments that we may make under the agreement may be substantial. Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the agreement, as of June 30, 2019, we expect future payments under the agreement to be approximately $53.8 million over the next 17 years. Future payments to the pre-IPO owners of the LLC (or their permitted assignees) in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates and the actual payments could differ materially. It is possible that future transactions or events, such as changes in tax legislation, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. For example, during the second quarter of fiscal year 2018, the U.S. Congress enacted tax legislation called the Tax Cuts and Jobs Act of 2017, or the Tax Act, on December 22, 2017, which, among other provisions, lowered our U.S. corporate tax rate from 35% to 21%, effective January 1, 2018. The Tax Act lowered the estimated tax rate used in computing our future tax obligations and, in turn, reduced the future tax benefit expected to be realized by us related to increased tax basis from previous sales and exchanges of LLC Units by pre-IPO owners of the LLC.
Further, there may be a material negative effect on our liquidity if distributions to Malibu Boats, Inc. by the LLC are not sufficient to permit Malibu Boats, Inc. to make payments under the agreement after it has paid taxes. For example, we may have an obligation to make tax receivable agreement payments for a certain amount while receiving distributions from the LLC in a lesser amount, which would negatively affect our liquidity. The payments under the agreement are not conditioned upon the LLC members’ continued ownership of us.
The effects of the tax receivable agreement on our consolidated balance sheet as a result of our exchange of LLC Units into Class A common stock during the fiscal year ended June 30, 2019 was an increase of $3.3 million in deferred tax assets and an increase of $2.7 million in payable pursuant to tax receivable agreement and additional paid in capital.
The tax receivable agreement provides that, upon certain mergers, asset sales or other forms of business combinations or other changes of control, we (or our successor) would owe to the pre-IPO owners of the LLC (or their permitted assignees) a lump-sum payment equal to the present value of all forecasted future payments that would have otherwise been made under the tax receivable agreement which would be based on certain assumptions, including a deemed exchange of LLC Units and that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax basis and other tax benefits related to entering into the tax receivable agreement. We are also entitled to terminate the tax receivable agreement, which, if terminated, would obligate us to make early termination payments to the pre-IPO owners of the LLC. A pre-IPO owner may also elect to unilaterally terminate the tax receivable agreement with respect to such pre-IPO owner, which would obligate us to pay to such pre-IPO owner certain payments for tax benefits received through the taxable year of the election.
Payments generally will be due under the tax receivable agreement within five business days following the finalization of the schedule with respect to which the payment obligation is calculated, although interest on such payments will begin to accrue at a rate equal to LIBOR plus 100 basis points from the due date (without extensions) of the applicable tax return until such payment due date. Any late payments under the tax receivable agreement generally will accrue interest at a rate of LIBOR plus 500 basis points.
Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the agreement. As a result, in certain circumstances, payments could be made under the agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the agreement. We paid $3.9 million to the pre-IPO owners during the fiscal year ended June 30, 2019 in connection with exchanges, which resulted in $53.8 million in tax receivable agreement liabilities as of June 30, 2019.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the Audit Committee’s charter. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon.
In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2019 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the SEC.

Audit Committee of the Board of Directors

Ivar S. Chhina (Chair)
James R. Buch
John E. Stokely
The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Malibu Boats (including any future filings) under the Securities Act, or the Exchange Act, except to the extent Malibu Boats specifically incorporates such report by reference therein.

AUDIT INFORMATION
Fees Paid to Independent Registered Public Accounting Firm
The following is a summary of the fees billed to us by KPMG for professional services for fiscal years ended June 30, 2019 and 2018, respectively. Fees for fiscal year 2018 have been reclassified to match the presentation for fees for fiscal year 2019.

	Fiscal Year Ended June 30,
	2019	2018
Audit Fees (1)	$1,247,114	$743,360
Audit-Related Fees (2)	—	655,000
Tax Fees (3)	23,292	—
All Other Fees (4)	—	—
Total	$1,270,406	$1,398,360

(1)
Audit fees represent fees billed or accrued for professional services rendered for the audit of the consolidated annual financial statements, review of the interim condensed consolidated financial statements included in quarterly filings, comfort letters, consents and statutory audits. The fiscal year ended June 30, 2019 also includes fees related to the audit of the effectiveness of the Company's internal control over financial reporting.

(2)
Audit-related fees represent fees billed or accrued for professional services rendered during the fiscal year for assurance and related services that are not reported under “Audit Fees,” including due diligence assistance unrelated to the audit of the consolidated financial statements.

(3)	Tax fees represent fees billed or accrued for professional services rendered during the fiscal year for tax compliance, tax advice and tax planning.

(4)	All other fees represent fees billed or accrued for professional services rendered during the fiscal year other than those reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
Audit Committee Pre-Approval Policies and Procedures
Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee has delegated its authority to pre-approve audit, audit-related and non-audit services to the Chair of the Committee, Mr. Chhina, provided that the pre-approval decisions of the Chair are subsequently presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm during the fiscal years ended June 30, 2019 and 2018.

ELECTION OF DIRECTORS
(Proposal No. 1)
Nominees for Election
The Board of Directors is currently comprised of nine members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Michael K. Hooks, Jack D. Springer and John E. Stokely for election to the Board to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified. All of our director nominees are currently directors of Malibu Boats.
In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance — Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.
Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee is unable to serve or for good reason will not serve as a director (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors
Recommendation of the Board
Our Board of Directors recommends that you vote FOR each of the three nominees for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
KPMG served as our independent registered public accounting firm during the fiscal year ended June 30, 2019 and, in that capacity, audited our consolidated financial statements for the fiscal year ended June 30, 2019. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of the appointment of KPMG for the fiscal year ending June 30, 2020 by the stockholders. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG, and may decide to retain them notwithstanding the vote. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. In addition, if KPMG should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Audit Committee will appoint a substitute independent public registered public accounting firm.
Representatives of KPMG will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. We have been advised by KPMG that neither KPMG, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as Malibu Boats’ independent registered public accounting firm for the fiscal year ending June 30, 2020.

APPROVAL, ON A NON-BINDING ADVISORY
BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal No. 3)
In accordance with Section 14A of the Exchange Act, which was amended pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve a non-binding advisory resolution approving our executive compensation as reported in this Proxy Statement.
As described above in this Proxy Statement, our executive compensation program is designed to motivate the Company’s Named Executive Officers to create long-term value for our stockholders and is heavily weighted towards both short-and long-term performance-based compensation.
We urge stockholders to read the “Executive Compensation” section, including the “Compensation Discussion and Analysis” section, which describes in more detail our executive compensation objectives and the key elements of our executive compensation program. The Compensation Committee and the Board of Directors believe that our executive compensation program is appropriately designed to achieve the objectives of our executive compensation philosophy.
We are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers set forth under “Executive Compensation,” including the Compensation Discussion and Analysis, Summary Compensation Table and the related compensation tables and narratives in the Proxy Statement for the 2019 Annual Meeting of Stockholders.
This proposal to approve the compensation paid to our Named Executive Officers is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
We have included in this Proxy Statement a proposal to approve the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers. Our Board of Directors recommends that we hold such a vote every year. Accordingly, if stockholders approve ONE YEAR as the preferred frequency option in Proposal No. 4, we expect the next non-binding advisory vote on the compensation of our Named Executive Officers will occur at the 2020 annual meeting of stockholders.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR the approval, on a non-binding advisory basis, of our Named Executive Officer compensation.

APPROVAL, ON A NON-BINDING ADVISORY
BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal No. 4)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking stockholders to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers. Under SEC rules, we are required to hold a new say-on-frequency vote at least every six years.
By voting with respect to this Proposal No. 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from voting on this proposal.
Our Board of Directors believes that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.
This vote is advisory and not binding on us or the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board of Directors may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by stockholders.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.
Recommendation of the Board
Our Board of Directors recommends that you vote ONE YEAR with respect to the frequency of future advisory votes on our Named Executive Officer compensation.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any postponement or adjournment thereof and is voted upon, the proxy holders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than May 21, 2020 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company- sponsored proxy materials. If we change the date of the 2020 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2020 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2020 annual meeting of stockholders or who wish to present a proposal at the 2020 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Malibu Boats distributes for such meeting, must deliver written notice of the nomination or proposal to Malibu Boats’ Secretary no earlier than July 9, 2020 and no later than August 8, 2020 (provided, however, that if the 2020 annual meeting of stockholders is more than 30 days before or more than 70 days after the anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 120th day prior to the date of the 2020 annual meeting of stockholders and no later than the 90th day prior to the date of the 2020 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2020 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article 2, Section 11 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2020 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774.

ANNUAL REPORT TO STOCKHOLDERS
Our 2019 Annual Report has been posted, and is available without charge, on our corporate website at www.malibuboats.com. For stockholders receiving an e-mailed or printed copy of this Proxy Statement, a copy of our 2019 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2019 Annual Report (including the financial statements but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our Class A common stock or Class B common stock. Requests can be made by writing to Investor Relations: Malibu Boats, Inc., 5075 Kimberly Way, Loudon, Tennessee 37774, or by telephone request to (865) 458-5478.
ALL STOCKHOLDERS ARE URGED TO VOTE IN PERSON OR TO SUBMIT YOUR PROXY AS
SOON AS POSSIBLE.

By Order of the Board of Directors,

Wayne R. Wilson
Chief Financial Officer and Secretary

Loudon, Tennessee
September 18, 2019

MALIBU BOATS, INC.

Proxy for Annual Meeting of Stockholders on November 6, 2019 Solicited on Behalf of the Board of Directors

The undersigned stockholder of Malibu Boats, Inc. (the “Company”) hereby appoints Michael K. Hooks and Wayne R. Wilson, and each of them, as proxies, with full power of substitution and the power to act alone, to vote all of the shares of Class A common stock and Class B common stock of the Company held of record by the undersigned at the close of business on September 12, 2019, at the Annual Meeting of Stockholders to be held at the offices of Pursuit Boats, 3901 St. Lucie Blvd, Fort Pierce, Florida 34946, on Wednesday, November 6, 2019, at 11:00 a.m., Eastern time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND FOR “1 YEAR” ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

MALIBU BOATS, INC.

Proxy for Annual Meeting of Stockholders on November 6, 2019 Solicited on Behalf of the Board of Directors

The undersigned stockholder of Malibu Boats, Inc. (the “Company”) hereby appoints Michael K. Hooks and Wayne R. Wilson, and each of them, as proxies, with full power of substitution and the power to act alone, to vote all of the shares of Class A common stock and Class B common stock of the Company held of record by the undersigned at the close of business on September 12, 2019, at the Annual Meeting of Stockholders to be held at the offices of Pursuit Boats, 3901 St. Lucie Blvd, Fort Pierce, Florida 34946, on Wednesday, November 6, 2019, at 11:00 a.m., Eastern time, and at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present at the Annual Meeting of Stockholders.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND FOR “1 YEAR” ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)